                                                                   EXHIBIT 10.64









                           SALE AND PURCHASE AGREEMENT

                                  by and among

                          Williams Communications, LLC,


                        Williams Learning Network, Inc.,


                     Williams Communications Solutions, LLC,


                              Platinum Equity, LLC,


                           WCS Acquisition Corporation


                                       and


                               WCS Acquisition LLC



                          dated as of January 29, 2001

                           SALE AND PURCHASE AGREEMENT


         This SALE AND PURCHASE AGREEMENT (this "Agreement"), dated as of January 29, 2001, is made by and among Williams Communications, LLC, a Delaware limited liability company (formerly Williams Communications, Inc., a Delaware corporation) ("WC"), Williams Learning Network, Inc. ("WLNI") (WC and WLNI are individually referred to as a "Seller" and collectively as the "Sellers"), Williams Communications Solutions, LLC, a Delaware limited liability company ("WCS"), Platinum Equity, LLC, a Delaware limited liability company ("Platinum"), WCS Acquisition LLC, a Delaware limited liability company ("Acquisition LLC") and WCS Acquisition Corporation, a Delaware corporation ("Acquisition Corporation"), (Acquisition LLC and Acquisition Corporation are individually sometimes referred to as a "Purchaser" and collectively as the "Purchasers").


                                   WITNESSETH:

         WHEREAS, WC and Nortel Networks Inc., a Delaware corporation ("NNI") are the members of WCS and NNI has entered into a Purchase and Release Agreement with WLNI and WC, a copy of which is attached hereto as Exhibit A (the "Nortel Agreement") pursuant to which WC and WLNI will acquire from NNI all of NNI's membership interests in WCS ("LLC Interests");

         WHEREAS, upon consummation of the transaction contemplated by the Purchase and Release Agreement with NNI, at the Closing, WC will own 99% of the issued and outstanding limited liability company interests of WCS and WLNI will own 1% of the issued and outstanding limited liability company interests of WCS;

         WHEREAS, Sellers desire to sell to Purchasers, and Purchasers desire to purchase from Sellers, the LLC Interests, upon the terms and subject to the conditions set forth herein;

         WHEREAS, WC is the direct or indirect owner of (i) all but one of the outstanding shares of stock in Intersys Mexico, SA de CV, a company organized under the Laws of Mexico ("Intersys"), and (ii) all of the ownership interests in Data Communications 2000, Inc., a California corporation ("DC2I", and, together with Intersys, the "WC Subsidiaries", and each individually, a "WC Subsidiary"); and

         WHEREAS, WC desires to sell to Acquisition LLC and Acquisition LLC desire to purchase from WC, all of WC's ownership interests in the WC Subsidiaries (the "WC Subsidiary Stock") pursuant to those certain sale and purchase agreements in substantially the forms attached hereto as Exhibits B and C, respectively.

         WHEREAS, an indirect subsidiary of WC desires to sell the Canadian Professional Services Business (as such term is defined below) to Milgo Canada (as such term is defined below) pursuant to the terms of that certain sale and purchase agreement in substantially the form attached hereto as Exhibit D;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1. Certain Defined Terms.

         As used in this Agreement, the following terms shall have the meanings set forth below:

         "Acquisition Corporation" has the meaning set forth in the preamble to this Agreement.

         "Acquisition LLC" has the meaning set forth in the preamble to this Agreement.

         "Acquisition LLC's Closing Payment" has the meaning set forth in
Section 2.4(b).

         "Additional Assets" has the meaning set forth in Section 2.7.

         "Affiliate" means a Person that directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with, a specified Person, and shall include, without limitation, any Person directly or indirectly controlling 10% or more of the aggregate voting power of a specified Person.

         "Agreement" means this Sale and Purchase Agreement as it may be amended from time to time.

         "Ancillary Agreements" has the meaning set forth in Section 6.1(e).

         "Balance Sheet" has the meaning set forth in Section 3.7.

         "Business" means the business of WCS, the WC Subsidiaries and the Canadian Professional Services Business as conducted as of the date hereof.

         "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Tulsa, Oklahoma.

         "Canadian Asset Purchase Agreement" means the Sale and Purchase Agreement of even date herewith pursuant to which Milgo Canada has agreed to acquire the Canadian Professional Services Business from the Canadian Subsidiary.

         "Canadian Employee" means an employee of the Canadian Subsidiary who is to become an employee of Milgo Canada pursuant to the Canadian Asset Purchase Agreement.

         "Canadian Parent Company" has the meaning set forth in Section 2.6(f).

         "Canadian Professional Services Business" means the business to be acquired by Milgo Canada pursuant to the Canadian Asset Purchase Agreement.

         "Canadian Subsidiary" has the meaning set forth in Section 2.6(f).

         "Claim Notice" has the meaning set forth in Section 7.2(d).

         "Closing" has the meaning set forth in Section 2.3.

         "Closing Date" has the meaning set forth in Section 2.3.

         "COBRA" has the meaning set forth in Section 5.5(f).

         "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

         "Contest" has the meaning set forth in Section 5.6.3(b).

         "Contracts" means all contracts, arrangements, licenses, Leases, understandings, purchase orders, invoices and other agreements, whether written or oral, relating to the Business to which a Seller, WCS, a WC Subsidiary or the Canadian Subsidiary is a party, or by which a Seller, WCS, a WC Subsidiary or the Canadian Subsidiary is bound, but excluding Employee Benefit Plans.

         "Contracts Subject to Due Diligence" has the meaning set forth in
Section 3.22.

         "DC2I" has the meaning set forth in the preamble to this Agreement.

         "Dedicated Employees" has the meaning set forth in Section 5.5(a).

         "Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, and forming a part of this Agreement.

         "Dispute Notice" has the meaning set forth in Section 2.5(c).

         "Employee Benefit Plan(s)" means (i) any Employee Welfare Plan or any Pension Plan, and (ii) any of the following maintained by WC (or any Affiliate of WC), WCS or any WC Subsidiary which covers any Potential Employee, namely, any deferred compensation plan, severance pay, bonus plan, profit sharing plan, stock option plan, and employee stock purchase plan, and any other employee benefit plan, agreement, arrangement or commitment which has an annual cost in excess of $200,000.

         "Employee Welfare Plan" means any "employee welfare benefit plan," as defined in Section 3(1) of ERISA: (i) which WC (or any Affiliate of WC other than the Canadian Parent Company or the Canadian Subsidiary), WCS or any WC Subsidiary sponsors for the benefit of any Potential Employee or to which WC (or any Affiliate of WC other than the Canadian Parent Company or the Canadian Subsidiary), WCS or any WC Subsidiary contributes or is required to contribute for the benefit of any Potential Employee, or under which WC (or any Affiliate of WC other than the Canadian Parent Company or the Canadian Subsidiary), WCS or any WC Subsidiary may incur any liability; and (ii) which covers any Potential Employee, including each multi-employer welfare benefit plan.

         "Employees" means, collectively, the employees of WCS and the WC Subsidiaries and the Transferred Employees and "Employee" means an employee of WCS, a WC Subsidiary, or a Transferred Employee.

         "Environment" means soil, surface waters, groundwaters, land, surface or subsurface strata and ambient air.

         "Environmental Claim" means any litigation, claim, demand, cause of action, proceeding, order, directive, summons, complaint or citation, from any governmental authority or any third party relating to Environmental Laws or Hazardous Substances.

         "Environmental Laws" means Laws relating to pollution, clean-up, health and safety of persons or property, Hazardous Substances or the Release of materials into the Environment.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "Estimated Net Working Capital" has the meaning set forth in Section 2.5(b).

         "Excluded Assets" has the meaning set forth in Section 2.6.

         "Financial Statements" has the meaning set forth in Section 3.7.

         "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

         "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

         "Guarantor" has the meaning set forth in Section 5.13.

         "Hazardous Substances" means any substance which is a "hazardous substance", "hazardous waste", "toxic substance", "toxic waste", "pollutant", "contaminant," "solid wastes" or words of similar import under any Environmental Law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq .), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.) and the Clean Air Act (42 U.S.C. Section 7401 et seq.), and including without limitation, which contains polychlorinated biphenyl or gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds or asbestos.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

         "Indemnified Party" has the meaning set forth in Section 7.2(d).

         "Indemnifying Party" has the meaning set forth in Section 7.2(d).

         "Independent Auditor" means PriceWaterhouseCoopers LLP.

         "Intellectual Property" means any and all trademarks, service marks, trade names and associated goodwill, copyrights, patents (including, in each case, all registrations, licenses, and applications pertaining thereto), software, trade secrets, know-how and other intellectual property rights owned by or licensed to a Seller (or any Affiliate of either Seller), WCS, a WC Subsidiary or the Canadian Subsidiary that relate to, or are used by a Seller (or any Affiliate of either Seller), WCS, a WC Subsidiary or the Canadian Subsidiary in, the Business.

         "Intellectual Property License" means the Cross License Agreement in substantially the form of Exhibit E hereto to be entered into as contemplated by
Section 6.1(e) pursuant to which WCS will license certain Intellectual Property to WC and WC will license certain Intellectual Property to WCS.

         "Intellectual Property to be Distributed to WC" has the meaning set forth in Section 2.6(g).

         "Intellectual Property to be Transferred to WCS" has the meaning set forth in Section 2.7(b).

         "Intercompany Payables" means the amounts owed by WCS to WC and its Affiliates as of the Closing Date.

         "Intercompany Receivables" means the amounts owed by WC and its Affiliates to WCS as of the Closing Date.

         "Intersys" has the meaning set forth in the preamble to this Agreement.

         "IP Held by WC" has the meaning set forth in Section 5.15.

         "IRS" means the Internal Revenue Service.

         "Knowledge of Platinum" means any officer of Platinum or Purchasers has actual knowledge of a particular fact or matter, or if a similarly situated person would be expected to have such knowledge acting reasonably in the performance of his or her duties.

         "Knowledge of Sellers" means any officer of a Seller, WCS, or any WC Subsidiary has actual knowledge of a particular fact or matter, or if a similarly situated person would be expected to have such knowledge acting reasonably in the performance of his or her duties.

         "Laws" means any law, statute, ordinance, decree, requirement, order, judgment, rule or regulation of, including the terms of any license, certificate, franchise or permit issued by, the United States, Canada or Mexico, any state, commonwealth, territory or possession thereof and any political or judicial subdivision or instrumentality of the foregoing, including courts, departments, commissions, boards, bureaus or agencies.

         "Leases" means all leases, subleases, licenses and other lease agreements with respect to the Business, together with all amendments, supplements and nondisturbance agreements pertaining thereto, under which WC, WCS, a WC Subsidiary or the Canadian Subsidiary, or any of their respective Affiliates, leases, subleases, licenses or uses any real or personal property used in the conduct of the Business.

         "Lien" means any adverse claim, charge, easement, encumbrance, lease, covenant, security interest, material lien, option, pledge, right of others or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise.

         "LLC Interests" has the meaning set forth in the preamble to this Agreement.

         "Loss" and "Losses" have the meanings set forth in Section 7.2(a).

         "Material Adverse Effect" means any change in, or effect on, the Business that is materially adverse to the results of operations, financial condition or prospects of WCS any WC Subsidiary or the Canadian Professional Services Business.

         "Material Contract" means the top 25 Contracts with customers determined both by (i) in terms of revenues generated during calendar year 2000 and (ii) by single contract booking amounts during calendar year 2000, the top 25 Contracts with vendors in terms of the dollar amount of purchases or payments during calendar year 2000, all distribution agreements, credit agreements, joint venture agreements, partnership agreements and other Contracts.

         "Milgo Canada" means Milgo Solutions Canada Company, a Nova Scotia company.

         "Net Working Capital" has the meaning set forth in Section 2.5(h).

         "Net Working Capital Adjustment" has the meaning set forth in Section 2.5(a).

         "NNI" shall have the meaning set forth in the recitals.

         "Nortel Agreement" shall have the meaning set forth in the recitals.

         "Note" has the meaning set forth in Section 2.2(b).

         "Pension Plan" means any "employee pension benefit plan," as defined in
Section 3(2) of ERISA: (i) which WC (or any of its Affiliates other than the Canadian Parent Company or the Canadian Subsidiary), WCS or any WC Subsidiary sponsors for the benefit of any Potential Employee or to which WC (or any of its Affiliates other than the Canadian Parent Company or the Canadian Subsidiary), WCS or any WC Subsidiary contributes or is required to contribute for the benefit of any Potential Employee, or under which WC (or any of its Affiliates other than the Canadian Parent Company or the Canadian Subsidiary), WCS or any WC Subsidiary may incur any liability; and (ii) which covers any Potential Employee, including all multi-employer pension plans.

         "Permits" means all franchises, permits, licenses, qualifications, rights-of-way, easements, municipal and other approvals, authorizations, orders, consents and other rights from, and filings with, any Governmental Entity of any jurisdiction that are necessary for the lawful conduct of the Business.

         "Person" means an individual, a corporation, partnership, limited liability company, trust, unincorporated organization or a government or any agency or political subdivision thereof.

         "Platinum" has the meaning set forth in the preamble to this Agreement.

         "Potential Employee" means any employee of WCS or any WC Subsidiary as of the date hereof, any employee of the Canadian Professional Services Division as of the date hereof, any Dedicated Employee and any Shared Employee.

         "Purchase Price" has the meaning set forth in Section 2.2.

         "Purchasers" has the meaning set forth in the preamble to this Agreement.

         "Purchaser Indemnitees" has the meaning set forth in Section 7.2(a).

         "Receivables Collection Agreement" has the meaning set forth in Section 6.1(e).

         "Release" has the meaning set forth in Section 3.14(b).

         "Representative" means any officer, director, principal, parent, partner, attorney, accountant, advisor, lender, agent, trustee, duly authorized employee or other representative of a party.

         "Required IP Consent" has the meaning set forth in Section 5.15.

         "Selected Shared Employees" has the meaning set forth in Section
5.5(a).

         "Seller" and "Sellers" have the meaning set forth in the preamble to this Agreement.

         "Seller Indemnitees" has the meaning set forth in Section 7.2(b).

         "Senior Credit Agreement" has the meaning set forth in Section 6.2(l).

         "Shared Employees" has the meaning set forth in Section 5.5(a).

         "Target Amount" has the meaning set forth in Section 2.5(a)

         "Tax" or "Taxes" means any Federal, state, local, foreign and other income, franchise, capital stock, employees' income withholding, back-up withholding, social security, unemployment, workers' compensation, disability, real property, personal property, sales, use, excise, transfer, ad valorem or value added, customs, and other taxes or governmental fees or charges, including any interest, penalties or additions on or to the foregoing.

         "Tax Return" means any return, report, information return or other similar document or statement (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including, without limitation, any information, return, claim for refund, amended return or declaration of estimated Tax and all federal, state, local and foreign returns, reports and similar statements.

         "Threshold" has the meaning set forth in Section 7.2(e).

         "Transferred Employees" means those employees of WC or any Affiliate of WC who will become Employees of WCS effective at or after the Closing as provided in Section 5.5.

         "Transition Services Agreement" has the meaning set forth in Section 6.1(e).

         "Union Retirement Plan" has the meaning set forth in Section 5.5(g).

         "WC" has the meaning set forth in the preamble to this Agreement.

         "WC Subsidiaries" has the meaning set forth in the preamble to this Agreement.

         "WC Subsidiary Stock" has the meaning set forth in the preamble to this Agreement.

         "WCS" has the meaning set forth in the preamble to this Agreement.

         "Williams Marks" has the meaning set forth in Section 2.6(c).

         "WilTel Pension Plans" has the meaning set forth in Section 5.5(g).

                                   ARTICLE II
                                PURCHASE AND SALE

         Section 2.1. Purchase and Sale of the LLC Interests . Subject to and upon the terms and conditions of this Agreement, (i) WC agrees to sell, transfer, assign, convey and deliver to Acquisition LLC, and Acquisition LLC agrees to purchase, acquire and accept from WC, all of the LLC Interests to be owned by WC on the Closing Date for a purchase equal to $117,060,000 payable in cash as provided in Section 2.3 and an unsecured subordinated promissory note in the principal amount of $75,000,000, such promissory note to be substantially in the form of Exhibit F attached hereto (the "Note"), and (ii) WLNI agrees to sell, transfer, assign, convey and deliver to Acquisition Corporation, and Acquisition Corporation agrees to purchase, acquire and accept from WLNI, all of the LLC Interests to be owned by WLNI on the Closing Date for a purchase price of $1,940,000.

         Section 2.2 [Intentionally Omitted].

         Section 2.3. Closing. Subject to and upon the terms and conditions of this Agreement, the sale and purchase of the LLC Interests contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Conner & Winters, A Professional Corporation, 3700 First Place Tower, 15 East 5th Street, Tulsa, Oklahoma, at 10:00 A.M., on the third Business Day following the later to occur of (a) the expiration or termination of the applicable waiting periods under the HSR Act, (b) the satisfaction or waiver of all other conditions to the obligations of the parties set forth in Article VI (other than those requiring the delivery of a certificate or other document or the taking of other actions at the Closing), (c) March 31, 2001 or (d) at such other time or on such other date or at such other place as Sellers and Purchasers may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

         Section 2.4 Closing Deliveries.

                  (a) At the Closing, (i) each Seller shall deliver or cause to be delivered to its respective Purchaser instruments of assignment of limited liability company interests duly executed by such Seller evidencing the transfer and assignment of the LLC Interests owned by such Seller to such Purchaser as provided in Section 2.1, together with the certificates, if any, evidencing the LLC Interests owned by such Seller, and such other instruments, certificates, agreements and documents as required or contemplated hereby, (ii) Sellers shall deliver or cause to be delivered to Purchasers instruments evidencing the resignation of each managing representative of WCS and each officer of WCS who is not an Employee, and (iii) Sellers shall deliver or cause to be delivered to Purchasers the corporate records of WCS, including but not limited to minute books and accounting and financial records.

                  (b) At the Closing, (i) Acquisition LLC shall pay $117,060,000 to WC ("Acquisition LLC's Closing Payment") and Acquisition Corporation shall pay $1,940,000 to WLNI, such payments to be made by wire transfer in immediately available funds to the accounts (which accounts shall be designated in writing by each Seller to its Purchaser at least two Business Days prior to the Closing
Date), (ii) Acquisition LLC shall deliver the Note to WC, registered in WC's name, and (iii) each Purchaser shall deliver such other instruments, certificates, agreements and documents as required or contemplated hereby.

         Section 2.5 Adjustment of Acquisition LLC's Closing Payment.

                  (a) Acquisition LLC's Closing Payment shall be adjusted to the extent that the Net Working Capital of WCS as of the Closing Date differs from the target amount of Net Working Capital of WCS set forth in Schedule 2.5 hereof (the "Target Amount"), as determined pursuant to and as provided in Schedule
2.5. The amount of such adjustment, if any, shall be referred to as the "Net Working Capital Adjustment."

                  (b) No later than five Business Days prior to the Closing Date, WC shall prepare and deliver to Acquisition LLC, a written estimate of the Net Working Capital of WCS as of the Closing Date (the "Estimated Net Working Capital"), signed by the chief financial officer of WC, who shall certify that such estimate was prepared in good faith from the books and records of WCS and represents his or her best estimate of the Net Working Capital of WCS as of the Closing Date. Purchasers shall review such written estimate and the parties shall resolve in good faith any disagreements concerning such estimate no later than two Business Days prior to the Closing Date. To the extent that the Estimated Net Working Capital of WCS is less than the Target Amount, Acquisition LLC's Closing Payment shall be reduced by the amount of such difference. To the extent that the Estimated Net Working Capital of WCS is greater than the Target Amount no adjustment shall be made in Acquisition LLC's Closing Payment until after final determination of the Net Working Capital of WCS as provided below

                  (c) No later than 60 days following the Closing Date, WC shall prepare and deliver to Acquisition LLC a final statement of the Net Working Capital of WCS as of the Closing Date. Upon receipt of such statement of the Net Working Capital of WCS as of the Closing Date, Acquisition LLC shall have a period which is the longer of 90 days following the receipt of the statement of the Net Working Capital of WCS as of the Closing Date or 150 days following the Closing Date to review such statement. If as a result of such review, Acquisition LLC disagrees with Sellers' final statement of the Net Working Capital of WCS as of the Closing Date, Acquisition LLC shall deliver to Sellers a written notice of disagreement (a "Dispute Notice") prior to the expiration of the 90 or 150 day review period, as applicable, setting forth the basis for such dispute in reasonable detail. If Acquisition LLC does not deliver a Dispute Notice within such 90 or 150 day period, as applicable, then the Net Working Capital of WCS as of the Closing Date as shown on WC's statement shall be final and binding on Sellers and Acquisition LLC and shall provide the basis for computing the amount of the Net Working Capital Adjustment.

                  (d) If Acquisition LLC delivers a Dispute Notice to Sellers in a timely manner, then WC and Acquisition LLC shall attempt in good faith to resolve such dispute within 30 days from the date of such Dispute Notice. If WC and Acquisition LLC cannot reach agreement within such 30 day period, then the dispute shall be promptly referred to the Independent Auditor for binding resolution. The Independent Auditor shall resolve such dispute as promptly as may be reasonably practicable and shall endeavor to complete such process within a period of no more than 60 days. The Independent Auditor may conduct such proceedings as the Independent Auditor may determine, in its sole discretion, will assist in the resolution of the dispute and shall deliver a written opinion setting forth a final determination of the Net Working Capital of WCS as of the Closing Date calculated in accordance with the provisions of this Agreement. The determination of the Independent Auditor shall be final and binding on Sellers and Acquisition LLC and shall be used in computing the amount of the Net Working Capital Adjustment. Sellers, jointly and severally, on the one hand, and Acquisition LLC, jointly and severally, on the other hand, shall each be responsible for 50% of the costs and expenses of the Independent Auditor and Sellers and Acquisition LLCs shall each bear their own legal, accounting and other fees and expenses of participating in such dispute resolution procedure.

                  (e) If, pursuant to clauses (c) or (d) of this Section 2.5, it is finally determined that the Net Working Capital of WCS as of the Closing Date was less than the Target Amount (or if Acquisition LLC's Closing Payment was reduced pursuant to clause (b) of this Section 2.5 based on the Estimated Net Working Capital, it is finally determined that the Net Working Capital of WCS as of the Closing Date was less than the amount equal to the Target Amount minus such reduction in Acquisition LLC's Closing Payment pursuant to clause (b) of this Section 2.5), then WC shall, within five Business Days from the date of such final determination, pay to Acquisition LLC the amount of such difference, together with interest thereon at the rate of 10% per annum from the Closing Date to the date of payment, such cash payment to be made by wire transfer of immediately available funds to such bank account as Acquisition LLC may designate (or, in the absence of any such designation, by corporate check mailed to Acquisition LLC).

                  (f) If Acquisition LLC's Closing Payment was reduced pursuant to clause (b) of this Section 2.5 based on the Estimated Net Working Capital and pursuant to clauses (c) or (d) of this Section 2.5, it is finally determined that the Net Working Capital of WCS as of the Closing Date was greater than the Estimated Net Working Capital, then Acquisition LLC shall, within five Business Days of the date of such final determination, refund to WC, the amount equal to the difference between the Estimated Net Working Capital and the Net Working Capital of WCS as of the Closing Date, as finally determined, together with interest thereon at the rate of 10% per annum from the Closing Date to the date of payment, such payment to be made by wire transfer of immediately available funds to such bank account as WC may designate (or in the absence of any such designation, by corporate check mailed to WC); provided, however, that in no event shall Acquisition LLC be required to pay to WC pursuant to this clause (f) an amount greater than $10,000,000 plus the amount by which Acquisition LLC's Closing Payment was reduced pursuant to clause (b) of this Section 2.5; and, provided further, that if the payment required to be made to WC is limited by the foregoing proviso, any amount not paid by reason of such limitation shall be added to the principal amount of the Note, with retroactive effect to the Closing Date (but with no change to the principal payment schedule set forth in the Note).

                  (g) If Acquisition LLC's Closing Payment was not reduced pursuant to clause (b) of this Section 2.5 and, pursuant to clauses (c) or (d) of this Section 2.5, it is finally determined that the Net Working Capital of WCS as of the Closing Date was greater than the Target Amount, then Acquisition LLC shall, within five Business Days from the date of such final determination, pay to WC the amount of such difference, such payment to be made by wire transfer of immediately available funds to such bank account as WC may designate (or, in the absence of any such designation, by corporate check mailed to WC); provided, however, that in no event shall Acquisition LLC be required to pay to WC pursuant to this clause (g) an amount greater than $10,000,000; and, provided further, that if the payment required to be made to WC is limited by the foregoing proviso, any amount not paid by reason of such limitation shall be added to the principal amount of the Note, with retroactive effect to the Closing Date (but with no change to the principal payment schedule set forth in the Note).

                  (h) As used in this Section 2.5, "Net Working Capital" shall have the meaning and be determined as set forth in Schedule 2.5.

         Section 2.6 Distributions and Transfers From WCS, Intersys and DC2I Prior to the Closing. Prior to the Closing, WCS shall distribute or transfer the following assets owned by WCS (or to the extent that any of such assets are owned by Intersys or DC2I, shall cause Intersys or DC2I, as the case may be, to distribute or transfer such asset to WC, or shall otherwise dispose of such assets, at no cost or expense to WCS, Intersys or DC2I (such assets are collectively referred to as the "Excluded Assets"):

                  (a) All cash on hand and cash equivalents, including, without limitation, and temporary cash investments, provided, however, that (i) Sellers may elect to leave cash in WCS or any WC Subsidiary in order to increase the Estimated Net Working Capital and the Net Working Capital of WCS as of the Closing, (ii) Sellers shall leave sufficient cash in WCS as necessary to cover any checks issued prior to Closing; and (iii) Sellers shall comply with Section
5.18 herein.

                  (b) All Intercompany Receivables;

                  (c) By written assignment to Sellers, any and all trade marks, service marks, trade names and associated goodwill, slogans and other like property owned by WCS, Intersys or DC2I in which the name "Williams" or any derivatives or variations thereof is used, the WCS logos and any derivatives or variations thereof and any and all rights to use any such trade marks, service marks, trade names or slogans owned by any other party (the "Williams Marks");

                  (d) All claims of WCS and/or Sellers, or their respective parent companies, for refunds of and credits for Taxes for periods ending on or prior to the Closing Date.

                  (e) All accounts receivable of WCS, Intersys or DC2I that have been outstanding as of the Closing Date for a period in excess of 90 days together with all security interests, liens, deposits and other rights or security for the payment of such accounts; and

                  (f) WCS's direct and indirect ownership interests in WCS, Inc., a Delaware corporation (the "Canadian Parent Company") and Williams Communications Canada, Inc. (the "Canadian Subsidiary").

                  (g) The intellectual property listed on Schedule 2.6(g) (the "Intellectual Property to be Distributed to WC").

         Section 2.7. Contributions to WCS Prior to the Closing. Prior to the Closing, WC shall contribute to WCS or shall cause one or more of its affiliates to contribute to WCS, the following assets at no cost or expense to WCS (such assets are collectively referred to as the "Additional Assets"):

                  (a) All Intercompany Payables;

                  (b) By written assignment to WCS, any and all rights of WC and its Affiliates in and to the Intellectual Property listed on Schedule 2.7(b) of the Disclosure Schedule and associated goodwill (the "Intellectual Property to be Transferred to WCS") ; and

                  (c) All Rights of WC or any Affiliate of WC under any agreements relating to the acquisition of Intersys, DC2I or Internet Engineering & Consulting Inc.

         Section 2.8 Assumption of Liabilities. All distributions of Excluded Assets, contributions of Additional Assets and other transfers of assets contemplated hereby shall be effected by a form of assignment and assumption agreement in form and substance mutually acceptable to the parties hereto pursuant to which the transferees of the assets being assigned shall assume the obligations, liabilities, commitments and responsibilities related thereto except as specifically agreed to the contrary; provided however, that this Section shall not apply to Section 2.7(c) above.

                                   ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF SELLERS AND WCS

         Sellers and WCS, jointly and severally, hereby represent and warrant to Purchasers as follows:

         Section 3.1. Organization and Authority. WC and WCS are each limited liability companies, and WLNI is a corporation, in each case, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Seller and WCS have all necessary power and authority to carry out their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by each Seller and by WCS of this Agreement and of each of the Ancillary Agreements to which it is a party, the performance by each Seller and by WCS of each of its respective obligations hereunder and thereunder, and the consummation by each Seller and by WCS of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each Seller and WCS. This Agreement has been, and each Ancillary Agreement will be at Closing, duly executed and delivered by each Seller and WCS and (assuming due authorization, execution and delivery by each Purchaser) constitutes, or will constitute, as the case may be, a legal, valid and binding obligation of each Seller and WCS, enforceable against each Seller and WCS in accordance with its terms.

         Section 3.2. Status of WCS. WCS has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its Business as now conducted. WCS is qualified to do business as a foreign limited liability company in all jurisdictions in which the nature of the business conducted or the properties and assets owned, leased or operated, requires such qualification except to the extent the failure to be so qualified in any jurisdiction could not, when taken together with all other such failures, have a Material Adverse Effect.

         Section 3.3. LLC Interests. The LLC Interests constitute all of the issued and outstanding ownership interests of WCS. No options, warrants, conversion or other rights, agreements or commitments of any kind obligating WCS, contingently or otherwise, to issue or sell any ownership interests in WCS of any class, or any securities convertible into or exchangeable for any such ownership interests, are outstanding, and no authorization therefor has been given. WC owns the LLC Interests owned by it free and clear of all Liens, except for any Liens arising out of, under or in connection with this

Agreement and the LLC Agreement. WLNI has the noncancelable right to acquire the LLC Interests owned by NNI as of the date hereof pursuant to the Nortel Agreement, and upon such acquisition and the consummation of the other transactions contemplated by WC and WLNI, WC will own 99% of the LLC Interests and WLNI will own 1% of the LLC Interests, in each case, free and clear of all Liens, except for any Liens arising out of, under or in connection with this Agreement.

         Section 3.4. WC Subsidiaries. Except for the Canadian Parent Company and the Canadian Subsidiary, WCS does not have any subsidiaries or own any interest in any other entity. Intersys and DC2I are duly organized, validly existing and in good standing under the Laws of Mexico and California, respectively, and each has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as now conducted.

         Section 3.5. No Conflict. Except as otherwise set forth in Schedule 3.5 or Schedule 3.6 of the Disclosure Schedule, the execution, delivery and performance by Sellers and WCS of this Agreement and the Ancillary Agreements (to the extent that they are parties thereto) and the consummation of the transactions contemplated thereby do not and will not (a) conflict with or violate any provision of the respective charter documents of either Seller, WCS or any WC Subsidiary or of any subscription, stockholders', members' or similar agreement or understanding to which either Seller, WCS or any WC Subsidiary is a party or by which any of them is bound; (b) constitute or result in a breach of, or a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of, or accelerate the performance required by, or create a right of termination or acceleration under, any Material Contract; (c) cause a violation by either Seller, WCS or any WC Subsidiary of any applicable Law or Permit; (d) cause a violation by either Seller, WCS or any WC Subsidiary of any order, judgment, writ, injunction decree or award to which it is a party or by which it is bound or affected or (e) cause the imposition of a Lien on the any assets or properties of WCS or any WC Subsidiary or the LLC Interests.

         Section 3.6. Consents and Approvals. Except (i) as described in
Schedule 3.6 of the Disclosure Schedule and (ii) the notification requirements of the HSR Act,

                  (a) the execution, delivery and performance by Sellers and WCS of this Agreement and of the Ancillary Agreements (to the extent that they are parties thereto) do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any third party, including without limitation, any Governmental Entity; and

                  (b) no consent, approval, authorization or other order, action, filing or notification to any third party, including without limitation, any Governmental Authority, is required in order to enable Purchaser to own the LLC Interests and to permit the lawful operation of the Business by WCS following the Closing Date in substantially the same manner as it is presently conducted.

         Section 3.7. Financial Information. WCS has delivered to Purchasers the following financial statements (collectively, the "Financial Statements"): (i) the unaudited combined pro forma financial statements for the year ended December 31, 1999 for WCS, Intersys, DC2I and the Canadian Professional Services Business, and (ii) the unaudited combined pro forma balance sheet (the "Balance Sheet") for WCS, Intersys, DC2I and the Canadian Professional Services Business and related unaudited consolidated statement of income as of and for the twelve months ended December 31, 2000. Except as set forth in Schedule 3.7 of the Disclosure Schedule, the Financial Statements were prepared in accordance with GAAP, consistently applied, and fairly present in all material respects the financial condition and results of operations for WCS, Intersys, DC2I and the Canadian Professional Services Business as of such dates or for the periods covered thereby. Except as set forth in any of the Financial Statements or in
Schedule 3.7 of the Disclosure Schedule, neither WCS nor any WC Subsidiary has any material liabilities or obligations (absolute, accrued, contingent or otherwise) other than (i) immaterial liabilities or obligations not required to be included in the Financial Statements under GAAP, and (ii) liabilities incurred since the date of the Balance Sheet in the ordinary course of business. Sellers make no representation or warranty with respect to any projections, forecasts, business plans or budgets provided to Purchasers and Platinum in connection with their evaluation of the purchase of the LLC Interests.

         Section 3.8. Absence of Certain Changes, Conditions and Events. Except as disclosed in Schedule 3.8 of the Disclosure Schedule, since December 31, 2000:

                  (a) the Business has been conducted in the ordinary course;

                  (b) No Material Contract has been amended to any material extent, rescinded or terminated;

                  (c) No material assets related to the Business have been sold, transferred, or disposed of, other than in the ordinary course of business;

                  (d) Neither WCS nor any WC Subsidiary has acquired any material assets, except in the ordinary course of business, or acquired or merged with any other business;

                  (e) No material Liens have been incurred or created on any of the assets of WCS, any WC Subsidiary or the assets to be acquired by Milgo Canada;

                  (f) No material asset or property used in connection with the Business has been destroyed, damaged to any material extent or otherwise lost (whether or not covered by insurance);

                  (g) No increases have been made to the salary or other compensation payable or to become payable to, or any changes to any benefit plans or fringe benefits or entitlements of or for, any Employee other than in accordance with the ordinary course of business consistent with past practices, and neither WC, nor any of its Affiliates or any

WC Subsidiary has obligated itself to pay any bonus or other additional salary or compensation to any employee or increase the benefits to which any Employee is entitled other than in accordance with the ordinary course of business consistent with past practices;

                  (h) Neither WCS nor any WC Subsidiary has made any material change in any pricing, marketing, purchasing, allowance or tax or accounting practice, policy or method or any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or made any material tax election or settle or compromise any material income tax liability with any Governmental Entity;

                  (i) There has been no waiver or amendment of any material right relating to WCS, any WC Subsidiary or the Business;

                  (j) There has been no agreement to take any action described above; and

                  (k) There has been no other event, occurrence, fact, condition, change or effect that has caused, or is reasonably expected to cause, a Material Adverse Effect.

         Section 3.9. Contracts. Schedule 3.9 of the Disclosure Schedule sets forth a complete list of all Material Contracts to which WCS or any WC Subsidiary is a party or by which WCS or any WC Subsidiary is bound and all Material Contracts that relate to the Canadian Professional Services Business, including, regardless of the dollar amount involved, all (i) credit agreements, pledge agreements and security agreements; (ii) agreements or commitments to make capital expenditures; (iii) agreements to sell, lease or otherwise dispose of any material assets or properties other than in the ordinary course of business; (iv) agreements limiting the freedom of WCS, any WC Subsidiary or the Canadian Professional Services Business to compete in any line of business or in any geographic area or with any person; (v) Leases; and (vi) joint venture agreements, development agreements and partnership agreements. To the Knowledge of Sellers, except as provided in Section 3.22 and Section 5.19, Sellers have provided Purchasers with complete and accurate copies of all such Material Contracts. All of the Contracts are valid and in full force and effect and, except as described in the litigation log set forth in Schedule 3.10, no default, violation or breach by WCS, or the Canadian Subsidiary (relating to the Canadian Professional Services Business) or any WC Subsidiary or Milgo Canada under any Material Contract has occurred which affects the enforceability of such Contract, any party's rights thereunder, or which, to the Knowledge of Sellers and in their judgment, might give rise to any material Loss.

         Section 3.10. Litigation. Schedule 3.10 of the Disclosure Schedule sets forth a complete and correct list of all pending actions, suits, claims, proceedings, investigations or governmental inquiries pending or, to the Knowledge of Sellers, threatened against WCS or a WC Subsidiary or any of their assets or properties. No claim, action, proceeding or investigation is pending or, to the Knowledge of Sellers, threatened which seeks to delay or prevent the consummation of, or which would be reasonably likely to materially adversely affect Sellers' ability to consummate the transactions contemplated by this Agreement.

         Section 3.11. Taxes. Except as set forth in Schedule 3.11 of the Disclosure Schedule and for those other exceptions which would not, individually or in the aggregate have a Material Adverse Effect, (a) WCS and each WC Subsidiary has timely filed or will timely file all returns required to be filed by it with respect to Taxes for any period ending on or before the Closing Date,
(b) all Taxes due and payable by WCS or a WC Subsidiary pursuant to such returns (including withholding obligations) have been paid or remitted, or will be paid or remitted in full before Closing, and all such Tax Returns are correct and complete in all material respects, (c) all Taxes that are due and payable by WCS or a WC Subsidiary at the date hereof with respect to the operations of WCS and each WC Subsidiary have been paid in full and all deposits required by Law to be made with respect to any such Taxes have been duly made, (d) neither WCS nor any WC Subsidiary has waived or has been requested to waive any statute of limitations in respect of Taxes, (e) no adjustment relating to any Tax Return has been proposed formally or informally by any Tax authority (insofar as such adjustment relates to the activities or income of WCS or any WC Subsidiary) and, to the Knowledge of Sellers, no basis exists for any such adjustment, (f) there are no pending or, to Knowledge of Sellers, threatened actions for the assessment or collection of Taxes that relate to the activities or income of WCS or any WC Subsidiary or could result in liability of WCS or any WC Subsidiary,
(g) there are no Liens for Taxes upon the assets of WCS or any WC Subsidiary other than liens for Taxes not yet due and payable, (h) all Taxes which WCS or any WC Subsidiary is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of WCS in accordance with GAAP, (i) all Tax deficiencies determined as a result of any past completed audit have been satisfied, (j) neither WCS nor any WC Subsidiary is a party to or bound by any closing agreement or offer in compromise with any taxing authority, (k) neither Sellers nor WCS has taken any action that is not in accordance with past practice that could defer a liability for Taxes of WCS or any WC Subsidiary from any taxable period ending on or before the Closing Date to any taxable period ending after the Closing Date, (l) all related party transactions conducted by WCS and Sellers or any Affiliates of a Seller have been on an arms' length basis in accordance with Section 482 of the Code, (m) WCS has not been and will not be required to include any material adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Closing, (n) WCS has disclosed on its federal income Tax Returns all positions taken therein that constitute a reportable tax shelter transaction or any other tax shelter transaction within the meaning of Section 6011 of the Code, and (o) WCS has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither WC nor WLNI shall take any action prior to the Closing that could reasonably be anticipated to affect adversely the treatment of WCS as a partnership for federal income tax or cause WCS to be treated as a disregarded entity or a corporation for federal income tax purposes.

         Section 3.12. Licenses, Permits, Authorizations, Etc. Schedule 3.12 of the Disclosure Schedule sets forth a list of all Permits necessary for the lawful operation of the Business as presently conducted except for those Permits, the absence of which would not result in a Material Adverse Effect. True and complete copies thereof have been furnished or made available to Purchasers. WCS and each WC Subsidiary holds all Permits necessary for the lawful operation of the Business as presently conducted and as proposed to be conducted, and all such Permits are in full force and effect.

         Section 3.13. Employees and Employee Benefit Matters. Except as set forth on Schedule 3.13 of the Disclosure Schedule,

                  (a) Schedule 3.13(a) of the Disclosure Schedule sets forth a complete and accurate list of all (i) written or oral employment agreements (other than offer letters for at-will employees), severance agreements, or deferred compensation agreements to which any Potential Employee is a party or under which any such Potential Employee enjoys any benefits and (ii) all Employee Benefit Plans, indicating as to each Employee Benefit Plan whether such Employee Benefit Plan is maintained by WCS, a WC Subsidiary, WC or any Affiliate of WC (other than the Canadian Parent Company or the Canadian Subsidiary). No benefit payable or which may become payable by WCS, or any WC Subsidiary pursuant to any Employee Benefit Plan as a result of the consummation of the transactions contemplated by this Agreement will constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code. Except as set forth in
Schedule 3.13(a) of the Disclosure Schedule, none of WCS, Intersys, DC2I, WC, or any Affiliate of WC other than the Canadian Parent Company or the Canadian Subsidiary is a party to any (x) agreement with any Potential Employee or that will require the payment to such Potential Employee of any benefits as a result of the consummation of the transactions contemplated by this Agreement (excluding any actions taken by Platinum, Purchasers or WCS or any WC Subsidiary after the Closing), (y) agreement providing severance benefits or other benefits after the termination of employment of such person regardless of the reason for such termination of employment.

                  (b) To the Knowledge of Sellers, WC, each Affiliate of WC other than the Canadian Parent Company or the Canadian Subsidiary, WCS and the WC Subsidiaries are, with respect to the employment of all Potential Employees, Dedicated Employees and Shared Employees in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, immigration, and terms and conditions of employment, including, but not limited to, employee compensation matters and occupational safety and health, and have correctly classified all Potential Employees as exempt employees and non-exempt employees under the Fair Labor Standards Act, if applicable, to the extent such Act is applicable, and neither WC, WCS, nor any WC Subsidiary has engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act, if applicable, or any other applicable law. There is no unfair labor practice, charge, or complaint or any other matter against or involving WCS, any WC Subsidiary, or WC pending or threatened before the National Labor Relations Board or any court or other governmental agency pertaining to the Business or the employees involved in the Business. There is no labor strike, dispute, slowdown, or stoppage pending or threatened against WC, WCS or any WC Subsidiary pertaining to the Business or the employees involved in the Business. No certification question or organizational drive exists or has existed within the past two (2) years with respect to the employees of the Business. Except as set forth on Schedule 3.13(b) of the Disclosure Schedule, there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap, or veteran status) pending or, to the Knowledge of Sellers, threatened before the Equal Employment Opportunity Commission or any federal, state, local agency or court against either Seller relating to employees of the Business or against WC, WCS or any WC Subsidiary pertaining to the Business or the employees involved in the Business, and to the Knowledge of Sellers, there is no basis for any such charge, investigation, administrative proceeding or complaint that could reasonably be anticipated to have a Material Adverse Effect.

                  (c) WC or WCS has made available to Purchasers true, complete and correct copies of all Employee Benefit Plan, of WCS or any WC Subsidiary. Each Employee Benefit Plan substantially complies in all material respects with the provisions of and has been administered in compliance with the applicable provisions of ERISA, if applicable, and all other applicable Laws. Each Employee Benefit Plan that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter that such plan satisfied the requirements of the Tax Reform Act of 1986 (a copy of which has been delivered to Purchasers). Without limiting the generality of the foregoing, no "prohibited transaction" (as such term is defined in Section 4975 of the Code, or in Part 4 of Subtitle B of Title I of ERISA) has occurred with respect to any Employee Benefit Plan that could result in the imposition of material Taxes or penalties on WCS or any WC Subsidiary, and neither WC, (any Affiliate of WC other than the Canadian Parent Company, the Canadian Subsidiary, WCS, nor any WC Subsidiary has failed to make any contribution to, or to make any payment after such payment was due under, any Employee Benefit Plan that it was required to make (when such payment was required) pursuant to the terms of such Employee Benefit Plan or pursuant to applicable law that could result in any material liability to WCS or any WCS Subsidiary. WC, an Affiliate of WC or WCS has filed each annual report on Form 5500 that is required to be filed for each Employee Benefit Plan that is an "employee benefit plan" as defined under ERISA. There is no pending or, to the Knowledge of Sellers, threatened action, suit, claim, proceeding, investigation or governmental inquiry against or involving any Employee Benefit Plan (other than routine claims for benefits) that could result in the imposition of any material liability on WCS or any WC Subsidiary.

         Section 3.14 Environmental Matters.

                  (a) To the Knowledge of Sellers, WCS, each WC Subsidiary and the Canadian Professional Services Business (and each predecessor company to WCS, a WC

Subsidiary or the Canadian Professional Services Business) and all properties now or previously owned or operated by any of them are in compliance with Environmental Laws, and neither WCS nor any WC Subsidiary has any liability under any Environmental Laws, except where any failure to comply and/or such liability would not individually or in the aggregate have a Material Adverse Effect. WCS, each WC Subsidiary have obtained all permits, licenses and authorizations required under applicable Environmental Laws, and the Business is in compliance with the terms and conditions of any required permits, licenses and authorizations, in each case except where any failure would not individually or in the aggregate have a Material Adverse Effect.

                  (b) The Business does not involve (and has not historically involved) the use, handling, manufacture, treatment, processing, storage, generation, release, threatened release, discharge, dumping or disposal (collectively, a "Release") of any Hazardous Substances, except in compliance with all applicable Environmental Laws, in each case except where any failure to comply would not individually or in the aggregate have a Material Adverse Effect.

                  (c) There is no pending or, to the Knowledge of Sellers, threatened Environmental Claim (as hereinafter defined) against Seller which relates to the Business and/or any property now or previously owned or operated by WCS, a WC Subsidiary.

                  (d) There has been no Release by WCS, a WC Subsidiary or the Canadian Professional Services Business or, to the Knowledge of Sellers, by any other person of any Hazardous Substances at, on or under any property now or previously owned or operated by WCS, a WC Subsidiary or the Canadian Professional Services Business which would individually or in the aggregate have a Material Adverse Effect.

                  (e) Sellers have delivered to Purchaser copies of all environmental audits and other studies and reports in Sellers' possession relating to WCS, the WC Subsidiaries and the Canadian Professional Services Business or any of their assets now or previously owned or operated.

         Section 3.15. Real Property. Neither WCS, any WC Subsidiary nor the Canadian Subsidiary owns any real property. Schedule 3.15 of the Disclosure Schedule sets forth a complete and correct list of all real property used in the Business that is subject to any Lease. WCS, a WC Subsidiary or the Canadian Subsidiary has a valid leasehold interest in all such leased real property free and clear of all Liens.

         Section 3.16. Insurance. Schedule 3.16 of the Disclosure Schedule contains a general description of all current policies of insurance maintained with respect to WCS and each WC Subsidiary and the Business, and contains a general description of the current policies and the coverage thereof. Except for health insurance and other insurance carried or maintained in connection with providing benefits under Employee Benefit Plans provided by WCS, all of such insurance has been maintained by WC or its parent companies and will terminate with respect to WCS and its operations as of the Closing.

         Section 3.17. Legal Compliance. Except as disclosed in Schedule 3.17 of the Disclosure Schedule, WC, each Affiliate of WC, WCS, each WC Subsidiary and the Canadian Subsidiary currently are, and have been at all times, in compliance with all applicable Laws in the conduct and operations of the Business, except for any violation or default which could not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 3.10 or Schedule 3.17 of the Disclosure Schedule, no notice has been received from any Governmental Entity or other person claiming any violation or potential violation of any law in connection with the operation of the Business by WC, each Affiliate of WC, WCS, any WC Subsidiary or the Canadian Subsidiary.

         Section 3.18. Intellectual Property. Schedule 3.18 of the Disclosure Schedule sets forth a complete and correct list of all patents, patent applications, registered trademarks and service marks, trade names and copyrights included in the Intellectual Property (other than any Intellectual Property of the Canadian Subsidiary which is not used in the Canadian Professional Services Business) and, to the Knowledge of Sellers, all material Intellectual Property licensed from any third party (other than shrink wrapped software that is generally available in the commercial markets such as word processing programs and other than Intellectual Property of the Canadian Subsidiary which is not used in the Canadian Professional Services Business). The Intellectual Property constitutes all of the proprietary rights necessary and sufficient for the lawful and efficient operation of the Business as presently conducted. or which is covered by Section 5.15. Except for the IP held by WC and the Intellectual Property to be transferred to us, the Intellectual Property is owned by WCS or a WC Subsidiary free and clear of all Liens or WCS or a WC Subsidiary has a valid license to use the same. WCS and each WC Subsidiary have taken all reasonable steps necessary to (i) ensure that all copyrightable Intellectual Property is eligible for protection in the United States, Canada and Mexico under applicable copyright law and has not been forfeited to the public domain by omission of any required notice or any other action and (ii) protect the trade secrets and other confidential information of WCS and the WC Subsidiaries. Without limiting the generality of the foregoing, all personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of any Intellectual Property, have (x) been party to a "work-for-hire" arrangement or agreement with WCS or a WC Subsidiary in accordance with applicable law that has accorded WCS or a WC Subsidiary full, effective, exclusive and original ownership of all tangible and intangible property arising as a result of such contributions or participation, or (y) have executed appropriate instruments of assignment in favor of WCS or a WC Subsidiary as assignee that have conveyed to WCS or a WC Subsidiary full, effective and exclusive ownership of all Intellectual Property arising as a result of such contributions or participation. No claims have been made to WC, any Affiliate of WC, WCS or any WC Subsidiary by any person or entity that WCS or a WC Subsidiary does not own or have the right to use any Intellectual Property, or that the use of any Intellectual Property by WCS, a WC Subsidiary or other person infringes the intellectual property rights of any third party, and Sellers do not know of any valid basis for any such claim. The use of the Intellectual Property by WCS or any WC Subsidiary (or by the Canadian Professional

Services Business) does not infringe the intellectual property rights of any person under any Laws and WCS. The WC Subsidiaries and the Canadian Professional Services Business are not infringing upon or otherwise acting adversely to any intellectual property owned by any other person in connection with the Business. Neither WC, any WC Affiliate, WCS, the WCS Subsidiaries,nor the Canadian Subsidiary is in default and, to the Knowledge of Sellers, no third party is in default, under any license, sublicense or agreement by which any of them holds, or has given to others the right to use, any Intellectual Property.--

         Section 3.19. Brokers. Except as to The Blackstone Group, whose fees and expenses are payable by Sellers, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of WC, any Affiliate of WC, WCS, a WC Subsidiary or the Canadian Subsidiary.

         Section 3.20 Customers and Suppliers. Except as disclosed in Schedule
3.10 or Schedule 3.20 of the Disclosure Schedule, there are no outstanding material disputes with any customer or supplier of the Business, and, to the Knowledge of Sellers, no such customer or supplier has indicated that it will not do business with (or that it will materially reduce its business with) WCS or any WC Subsidiary in the future or following the consummation of the transactions contemplated hereby.

         Section 3.21 Tangible Assets. Except as set forth on Schedule 3.21 or as may result pursuant to the procedures contemplated by Section 5.23 below, the tangible assets reflected in the Balance Sheet include all of the assets used in the Business and are sufficient for operation of the Business as presently conducted. Without limiting the generality of the foregoing, all tangible assets located in (or, in the case of motor vehicles or equipment used by the Potential Employees, operating out of) each facility that is solely occupied by Employees of WCS (or any WC Subsidiary) are owned or leased by WCS (or such WC Subsidiary) and all tangible assets located in space used by WCS Employees (e.g., the WCS floors of The Houston Tower) are owned by WCS.

         Section 3.22 Review of Certain Contracts. The parties acknowledge that WC has not been able to deliver to Purchasers prior to the date hereof complete or unredacted copies of certain contracts and agreements (collectively, the "Contracts Subject to Due Diligence"). WC shall provide to Purchasers complete or unredacted copies, as the case may be, of each of the Contracts Subject to Due Diligence as promptly as practicable after the date hereof and, to the extent that the consent of any third party is required in order to provide any such unredacted copy, WC shall obtain such consent as promptly as practicable after the date hereof. Sellers and WC hereby represent and warrant as follows with respect to the Contracts Subject to Due Diligence as follows: (i) to the extent that a copy of any Lease has not been provided and contrary information has not been provided, (A) such Lease will remain in full force and effect after the Closing without change in its economic terms as a result of the consummation of the transactions contemplated hereby, (B) the rent payable under such Lease does not differ materially over the term of such Lease (e.g., there are no "free rent" periods), (C) to the extent such Lease must be assigned to WCS, any WC Subsidiary or Milgo Canada in connection with the consummation of the transactions contemplated hereby, such Lease can be so assigned without the lessor's consent or Seller will be able to obtain the requisite consent without material delay, and (D) the rent expense under such Lease is fully reflected in the Financial Statements, (ii) to the extent that a redacted Contract has been provided, (X) the redacted information has been excluded solely due to a contractual restriction on the disclosure of the redacted information, (Y) the redacted information does not include any provision that indicates that the rights of WCS or any WCS Subsidiary under such Contract will be materially and adversely affected by the consummation of the transactions contemplated hereby and (Z) the historical economic costs and benefits of such Contract are fully reflected in the Financial Statements, and
(iii) to the extent that a copy of any Contract or contrary information has not been provided, such Contract will remain in full force and effect after the Closing without change in its economic terms as a result of the consummation of the transactions contemplated hereby and the historical economic costs and benefits of such Contract are fully reflected in the Financial Statements.


                                   ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF PLATINUM AND PURCHASERS

         Platinum and Purchasers hereby jointly and severally represent and warrant to Sellers and WCS as follows:

         Section 4.1 Organization and Authority. Platinum and Acquisition LLC are each limited liability companies, and Acquisition Corporation is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Platinum and each Purchaser has all necessary power and authority to enter into this Agreement and into each Ancillary Agreement to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Platinum and Purchasers of this Agreement and the Ancillary Agreements (to the extent that they are parties thereto), the performance by them of their obligations hereunder and thereunder, and the consummation by them of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Platinum and Purchasers. This Agreement has been duly executed and delivered by Platinum and Purchasers and each of the Ancillary Agreements to which Platinum or any Purchaser is a party will be as of the Closing duly executed and delivered by Platinum and Purchasers (to the extent that they are parties thereto) and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes, and each Ancillary Agreement will constitute at Closing (to the extent they are parties thereto) a legal, valid and binding obligation of Platinum and Purchasers, enforceable against each of them in accordance with its terms.

         Section 4.2. No Conflict. The execution, delivery and performance by Platinum and Purchasers of this Agreement and of the Ancillary Agreements (to the extent they are parties thereto) do not (a) conflict with or violate any provision of the charter documents of Platinum or either Purchaser or of any subscription, members' or similar agreement or understanding to which Platinum or either Purchaser is a party or by which either of them is bound (b) constitute or result in a breach of, or a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of, or accelerate the performance required by, or create a right of termination or acceleration under any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement relating to Platinum's or either Purchaser's assets or properties and to which Platinum or either Purchaser is a party, (c) constitute a violation by Platinum or either Purchaser of any applicable law or (d) constitute a violation by Platinum or either Purchaser of any order, judgment, writ, injunction decree or award to which it is a party or by which it is bound or affected.

         Section 4.3. Consents and Approvals. Except for the notification requirements of the HSR Act, the execution, delivery and performance by Purchasers and Platinum of this Agreement and of the Ancillary Agreements (to the extent that they are parties thereto) do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any third party, including without limitation, any Governmental Entity.

         Section 4.4. Litigation. There are no actions, suits, claims, proceedings, investigations or governmental inquiries pending or, to the Knowledge of Platinum or either Purchaser, threatened against Platinum or either Purchaser which seeks to delay or prevent the consummation of, or which would be reasonably likely to materially adversely affect Platinum or either Purchaser's ability to consummate the transactions contemplated by this Agreement.

         Section 4.5. Acquisition of LLC Interests for Investment. Each Purchaser is acquiring the LLC Interests for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the LLC Interests. Platinum and Purchasers understand and agree that neither Purchaser may sell, dispose, transfer, pledge, hypothecate or otherwise dispose of any of the LLC Interests
(a) without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act and (b) except in accordance with any applicable provisions of state and local securities Laws.

         Section 4.6. Financing. As of the date hereof, each Purchaser has sufficient funds, or has obtained binding commitments from responsible financial institutions to enable it to borrow such funds, as are needed to pay the Closing Payment in cash on the Closing Date, and each Purchaser will maintain such funds or commitments until the Closing.

         Section 4.7. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Platinum or Either Purchaser.

         Section 4.8 Financial Information Concerning Platinum. Prior to the execution hereof, Platinum provided to Sellers certain financial information concerning Platinum and several of its portfolio companies, including, without limitation, (i) historical financial statements for Milgo Solutions, LLC ("Milgo"), Synertech Health System Solutions, Inc. ("Synertech"), and Onpoint, Inc. ("OnPoint"), (ii) Platinum's internally prepared combining income statements for the Platinum portfolio companies, (iii) Platinum's internally prepared schedule of outstanding indebtedness, and (iv) Platinum's internally prepared estimate of the fair market value of its portfolio. Such financial information was prepared in good faith from the books and records of Platinum and its portfolio companies and presents fairly in all material respects the financial condition of Platinum and the results of operations of the portfolio companies presented therein for the periods covered thereby. Tom Gores, Chief Executive Officer of Platinum, personally confirmed the accuracy and completeness of this financial information. None of the information provided to Seller is in conflict with any information provided to Platinum's lenders.

                                    ARTICLE V
                       COVENANTS AND ADDITIONAL AGREEMENTS

         Section 5.1. Conduct of Business Prior to the Closing. Unless Purchasers otherwise agree in writing and except as otherwise set forth herein or in the Disclosure Schedule (including Schedule 5.1 thereof), between the date of this Agreement and the Closing Date, Sellers shall, and shall cause WCS, the WC Subsidiaries and each Affiliate of WC to, and WCS shall, conduct the Business in the ordinary course and in material compliance with all applicable Laws and use their respective reasonable commercial efforts to preserve intact the business relationships of the Business, keep available the service of the Employees and persons who may become Employees and maintain satisfactory relationships with the suppliers to and customers of the Business. Without limiting the generality of the foregoing, WCS shall not (and shall not permit any WC Subsidiary to) (i) take or undertake or incur or permit to exist any of the acts, transactions, events or occurrences specified in Section 3.8, above, without the prior written consent of Purchasers or (ii) enter into, sign, extend, renew or modify any real property lease without the prior written consent of Purchaser. The foregoing notwithstanding, this Section 5.1 shall not limit in any way (x) Sellers' ability to cause WCS to make distributions of cash to Sellers (y) Sellers' ability to take or to cause WCS to take any action with respect to any Intercompany Account and no such distribution shall be deemed to breach any provision hereof or (z) Sellers' ability to comply with Sections 2.8 (Distributorship Agreement) and 5.1(e) (Nortel accounts receivable) of the Nortel Agreement.

         Section 5.2. Access to Information. From the date hereof until the Closing, upon reasonable notice, WCS and WC shall, and shall cause each of the WC Subsidiaries and the Representatives of WCS, WC and each of the WC Subsidiaries to, (a) afford the Representatives of Platinum and Purchasers reasonable access, during normal business hours, to the offices, properties, books and records of WCS and the WC Subsidiaries (and of WC and its Affiliates to the extent relating to the Business) and (b) furnish to the Representatives of Platinum and Purchasers such additional financial and operating data, reports and other information regarding WCS, the WC Subsidiaries and the Business as Purchasers may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of WC, WCS, the WC Subsidiaries or any of their respective Affiliates. Without limiting the generality of the foregoing, from the date hereof to the Closing, (i) Platinum and Purchasers shall have the right to have a Representative present on a full time basis at any facility from which the Business is operated, (ii) WCS shall not enter into any transaction outside of the ordinary course of business,r any transaction involving the purchase of goods, services or capital expenditures, which transaction value equals or exceeds $1,000,000, or any transaction involving the sale of goods or services which transaction value equals or exceeds $5,000,000 without the prior approval (which need not be written) of Platinum and (iii) WCS shall endeavor to bring to Platinum's and Purchasers' attention any and all material information relating to the operation of the Business. No such investigation performed or information received by Platinum, either Purchaser or any of their Representatives shall affect in any way the liability of Seller for the breach of any representation or warranty contained herein, subject to compliance with the obligations of Section 5.8(b). Each Purchaser represents and warrants to Sellers that, in making its decision to enter into this Agreement and purchase the LLC Interests, it is not relying on any information provided or statements made by Sellers, WCS or any of their respective agents, representatives, employees or Affiliates other than the specific representations and warranties made by Sellers in this Agreement and in the Ancillary Agreements.

         Section 5.3. Confidentiality. The terms of the Nondisclosure Agreement dated as of November 10, 2000 (the "Nondisclosure Agreement"), between WC and Platinum are hereby incorporated herein by reference and shall continue in full force and effect pursuant to the terms thereof. If this Agreement is, for any reason, terminated prior to the Closing, the Nondisclosure Agreement shall continue in full force and effect.

         Section 5.4. Regulatory and Other Authorizations and Consents.

                  (a) Each party hereto shall use reasonable commercial efforts to obtain all authorizations, consents, orders and approvals of all Governmental Entities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to cooperate to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. No party hereto shall take any action that is reasonably expected to have the effect of delaying, impairing or impeding the receipt of any required authorization, consent, order or approval unless such action is reasonably believed to be required in order to comply with any applicable law or regulation.

                  (b) Each party hereto agrees to cooperate in obtaining any other consents and approvals which may be required in connection with the transactions contemplated by this Agreement.

                  (c) Subject to the rights of termination under the provisions of Section 8.1 of this Agreement, each party hereto shall use reasonable commercial efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement, and to cause the transactions contemplated by this Agreement to be fully carried out.

         Section 5.5. Employee Matters.

                  (a) Purchasers acknowledge that (i) certain employees who work exclusively in the Business are employed by WC or an Affiliate of WC rather than by WCS (such employees are referred to herein as the "Dedicated Employees"), and
(ii) certain employees of WC or an Affiliate of WC provide services on behalf of the Business as part of their responsibilities but also provide services on behalf of WC or an Affiliate of WC (such employees are referred to herein as the "Shared Employees"). Schedule 5.5(a) attached hereto sets forth a list of all Dedicated Employees as of the date hereof and a description of the types and number of full time equivalent Shared Employees as of the date hereof. As soon as practicable after the execution hereof, Sellers shall deliver to Purchasers a list of all Shared Employees. No later than ten business days after the date such list is delivered, Purchasers shall deliver to Sellers a list of the Shared Employees Purchasers would like to become employees of WCS or a WC Subsidiary as of the Closing Date as contemplated by this Section 5.5(a) (such employees are referred to as the "Selected Shared Employees"). No later than two Business Days prior to the Closing, WCS shall extend offers of employment to the Dedicated Employees and the Selected Shared Employees who are employed by WC or any affiliate of WC as of such date (which offers may include the requirement that such employee execute such agreements or complete such other activities as any new employee of WCS or such WCS Subsidiary would be required to execute or complete), offering to employ such Dedicated Employees and Selected Shared Employees effective as of the Closing Date on terms and conditions consistent with the terms and conditions on which WCS or such WC Subsidiary employs similarly situated employees, including without limitation, participation in the WCS Employee Benefit Plans as provided in Section 5.5(d). As of the Closing Date, WCS or a WC Subsidiary shall hire and employ each such Dedicated Employee or Selected Shared Employee who accepts such offer of employment. (The Employees so employed are referred to herein as the "Transferred Employees.").

                  (b) Attached hereto as Schedule 5.5(b) is a list of certain Dedicated Employees to whom WCS will not be required to make offers of employment and who are not anticipated to be employees of WCS or an Affiliate of WCS as of the Closing Date (with the understanding that some or all of such employees may continue to provide certain services to WCS pursuant to the Transition Services Agreement following the Closing Date). WC shall be responsible for and shall indemnify WCS against any and all obligations to such employees (other than the obligation to pay their base salaries through the Closing Date and liabilities and expenses related to any Employee Benefit Plan, accrued vacation pay, accrued sick pay, or severance pay in respect of individuals employed by Purchaser pursuant to Section 4.1(d) of this Agreement, to the extent such liabilities and expenses are accrued in the final Closing Date balance sheet prepared pursuant to Section 2.5(c) hereof for the purposes of determining a final statement of Net Working Capital of WCS on the Closing
Date) under any compensation arrangement, benefit plan or any other arrangement of any kind.

                  (c) Schedule 5.5(c) attached hereto lists all retention agreements, stay bonuses and other similar agreements with any Potential Employee. WC shall bear the cost of any such retention agreement for any such person who is not an Employee as of the Closing Date. WCS and WC shall bear one-half of the cost of any such agreement with any person who is an Employee as of the Closing Date. WCS shall notify WC when each such bonus is paid. Within five (5) Business Days of receipt of such notice, WC shall pay WCS an amount equal to 50% of the amount of the bonus paid by WCS.

                  (d) Purchasers and Platinum agree and commit that all Transferred Employees shall be entitled to participate in the Employee Benefit Plans sponsored by WCS as then in effect. In this regard, each Purchaser agrees to cause WCS and each WC Subsidiary to provide that (i) any waiting period or limitations regarding pre-existing conditions with respect to Transferred Employees and their beneficiaries under any such group health or long-term disability plans will be waived, (ii) any covered expenses incurred by a Transferred Employee under any Employee Benefit Plan for any plan period prior to the Closing will be credited towards any deductibles, limits or out-of-pocket maximums under any corresponding Employee Benefit Plan maintained by WCS, and
(iii) each WCS Employee Benefit Plan will give each Transferred Employee credit for service with Seller or its Affiliates before the Closing.

                  (e) In addition to its obligations under its Employee Benefit Plan to its Employees who terminate prior to the Closing, WCS shall be responsible for any and all severance obligations to any Employee whose employment with WCS is terminated on or after the Closing,such obligations to be consistent with Platinum's severance policies.

                  (f) In addition to the obligation of WCS to provide continuation coverage under the Employee Benefit Plans to any WCS employee and their qualified beneficiaries who incur a qualifying event prior to the Closing, Purchasers shall cause WCS to provide continuation health care coverage to all Employees and their qualified beneficiaries who incur a qualifying event on and after the Closing Date in accordance with the continuation health care coverage requirements of Section 4980D of the Code and Sections 601 through 608 of ERISA ("COBRA"). WC shall be responsible for providing continuation coverage to the extent required by law to any employee who is not an Employee who incurs a "qualifying event" under COBRA on or after the Closing Date.

                  (g) At least thirty days (30) prior to the Closing Date, WC and Platinum shall determine the amount, if any, necessary to fully fund the WilTel Communications, LLC Pension Plan and the WilTel Communications, LLC

Supplemental Retirement Plan and the WilTel Communications, LLC Supplemental Retirement Plan (the "WilTel Pension Plans") as of the Closing Date using the methodology and assumptions which are mutually acceptable to Platinum and WC. Funds equal to the amount necessary to fully fund the WilTel Pension Plans using such methodology and assumptions shall be contributed by WC to the Pension Plans on the Closing Date. Notwithstanding anything to the contrary, if the parties are unable to agree upon the methodology and assumptions to be utilized for these purposes, or at WC's sole option, in lieu of contributing or paying such funds, WC shall have the absolute right and option to cause the Pension Plans to be frozen and transferred to WC who shall thereafter be responsible for its continued maintenance. On or before the Closing Date, WC and Platinum shall determine the amount, if any, necessary to fully fund the Pension Plan for Bargaining Unit Employees of Williams Communications Solutions, LLC (the "Union Retirement Plan") as a continuing plan using such reasonable and accepted assumptions and methodologies which would result in the lowest amount of funding deficiency. On the Closing Date, WC will contribute such amount to the Union Retirement Plan the amount so determined to be necessary to cause such plan to be fully funded at such date.


         Section 5.6. Tax Matters.

         Section 5.6.1. Tax Indemnities.

                  (a) WC shall indemnify Platinum, each Purchaser and WCS against any and all Taxes (i) imposed on WC or NNI or any member or their respective affiliated groups with which either of them files a consolidated or combined income Tax Return with respect to any taxable period that ends on or before the Closing Date or includes the Closing Date, and (ii) imposed on WCS or any WC Subsidiary with respect to any taxable period or portion thereof that ends on or before the Closing Date, in excess of the amount reserved for current Taxes payable on the Balance Sheet as of the Closing Date, which amount reserved shall be no less than $500,000 as adjusted per the reasonable mutual consent of the Platinum and WC;; provided, however, that no indemnity shall be provided by WC under this Section 5.6.1 for any Tax resulting from a reduction in any net operating loss, capital loss or tax credit carryover allocable to WCS, and provided further that WC shall be obligated to indemnify WCS and any WC Subsidiary for any tax imposed on WCS or any WC Subsidiary to the extent such Tax results from a breach of Section 3.11, regardless of the amount reserved for current Taxes payable on the Balance Sheet as of the Closing Date.

                  (b) Purchaser and WCS shall indemnify WC, NNI and their respective Affiliates against all Taxes imposed on or with respect to WCS with respect to any taxable period or portion thereof that begins after the Closing Date.

                  (c) Payment by the indemnitor of any amount due under this
Section 5.6.1 shall be made within thirty days following written notice by the indemnitee that payment of such amounts to the appropriate tax authority is due, provided that the indemnitor shall not be required to make any payment earlier than two days before it is due to the appropriate tax authority. In the case of a Tax that is contested in accordance with the provisions of Section 5.6.3, payment of Tax to the appropriate tax authority will not be considered to be due earlier than the date a final determination to such effect is made by the appropriate taxing authority or a court.

                  (d) For purposes of this Agreement, in the case of any Tax that is imposed on a periodic basis and is payable for a period that begins before the Closing Date and ends after the Closing Date, the portion of such Taxes payable for the period ending on the Closing Date by Sellers shall be (i) in the case of any Tax other than a Tax based upon or measured by income, the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period and (ii) in the case of any Tax based upon or measured by income, the amount which would be payable if the taxable year ended on the Closing Date, excluding for this purpose Section 5.6.1(a)(ii). Any credit shall be prorated based upon the fraction employed in clause (i) of the preceding sentence.

                  (e) Any amount otherwise payable by WC under this Section
5.6.1 shall be reduced by any Tax benefit to either Purchaser or WCS resulting therefrom which will be realized by WCS within a three-year period thereafter (a "Post-Closing Date Tax Benefit").

         5.6.2. Refunds . Each Purchaser shall promptly pay, or cause WCS to pay, to WC, any refund or credit (including any interest paid or credited with respect thereto) received by such Purchaser or WCS of Taxes (i) relating to taxable periods or portions thereof ending on or before the Closing Date, or
(ii) attributable to an amount paid by WC under Section 5.6.1 hereof. At Closing, WCS and WC shall enter into the Collection Agreement in the form of Exhibit C hereto for the purpose, among others, of providing for the collection of such Tax refunds and credits.

         5.6.3. Contests.

                  (a) After the Closing, Purchasers or WCS shall notify WC in writing within ten Business Days of the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on Purchasers, WCS or any WC Subsidiary which, if determined adversely to the taxpayer or after the lapse of time, would be grounds for indemnification under Section 5.6.1. Such notice shall contain factual information (to the extent known to Purchasers or WCS) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. The failure to give any notice required by this Section 5.6.3(a) in a timely manner shall not limit the obligation of WC under this Section 5.6.3. except to the extent that WC is expressly prejudiced by such failure and in such event, only to the extent such prejudice actually and demonstrably resulted from such failure.

                  (b) WC may, upon written acknowledgement of the obligation to provide indemnification with respect thereto, elect to direct, through counsel of its own choosing and at the expense of WC any audit, claim for refund and administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought under Section 5.6.1 (any such audit, claim for refund or proceeding relating to an asserted Tax liability is referred to herein as a "Contest"). If WC elects to direct a Contest, it shall within thirty calendar days of receipt of the notice of the commencement of a Contest, notify Purchasers of its intent to do so, and Purchasers shall cooperate and shall cause WCS or its successor to cooperate, at the expense of WC (which shall not include the cost of WCS personnel), as the case may be, in each phase of such Contest. If WC elects not to direct the Contest or fails to notify Purchasers of its election as herein provided or fails to acknowledge its indemnification obligation with respect thereto, Purchasers WCS or any WC Subsidiary may pay, compromise or contest, at its own expense, such asserted liability; provided, however, that in such case, neither Purchasers, WCS nor any WC Subsidiary may settle or compromise any asserted liability without the consent of WC, which consent shall not be unreasonably withheld. In any event, WC may participate, at the expense of WC in the Contest. If WC chooses to direct the Contest, Purchasers shall promptly empower and shall cause WCS, any WC Subsidiary or it's their respective successor promptly to empower (by power of attorney and such other documentation as may be appropriate) such representatives of WC, as the case may be, as it may designate to represent Purchasers WCS or any WC Subsidiary or their respective successors in the Contest in so far as the Contest involves an asserted Tax liability for which WC would be liable under
Section 5.6.1.

         5.6.4 Preparation of Tax Returns. WC shall prepare and timely file Tax Returns and schedules relating to WCS and each WC Subsidiary for any Tax period ending on or prior to the Closing Date and which are required to be filed after the Closing Date. The parties agree that if WCS is permitted under applicable state or local income or franchise tax Laws to treat the Closing Date as the last day of a Tax period, they will treat the Tax period as ending on the Closing Date. WC shall prepare and timely file all other returns of Taxes for any period ending on or prior to the Closing Date to the extent WC or an Affiliate of WC previously was responsible for the preparation and filing of such returns for the immediately preceding Tax period. Purchasers shall prepare and timely file or cause WCS and any appropriate WC Subsidiary to prepare and timely file all Tax Returns for which WC is not responsible pursuant to this
Section 5.6.4. Purchasers and WCS shall notify WC in writing prior to filing any return that reports any item in a manner that is inconsistent with prior years and to consider all comments made by WC with respect thereto in good faith. If any such change in reporting results in a Contest and if WC's reporting of items in prior years was reasonable based on professional advice, then WC shall have no indemnification obligations under Section 5.6.1 for liabilities resulting from such reporting change for the periods that include the Closing Date. Each party will deliver to the other party a complete and accurate copy of each return required to be filed under this Section 5.6.4 and any amendment to such return, within ten days after the date such return is filed with the appropriate tax agency; provided, however that neither Purchasers, WCS nor any WC
Subsidiary will be required to provide WC with a copy of any Tax Return that covers a Tax period that begins after the Closing Date except upon the reasonable request of WC.

         5.6.5. Cooperation and Exchange of Information. WC and Purchasers will provide each other with such cooperation and information as any of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund or tax indemnification, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each party shall make its employees available at no cost to the other on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each party will retain all returns, schedules and work papers and for material records or other documents relating to Tax matters of WCS and the WC Subsidiaries for it's the respective taxable period first ending after the Closing Date and for all prior taxable periods until the later of (a) the expiration of the statute of limitations of the taxable periods to which such returns and other documents relate, including extensions for the respective Tax periods, or (b) eight years following the due date (including extensions) for such returns. Any information obtained under this Section 5.6.5 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding.

         5.6.6. Conveyance Taxes. Sellers, on the one hand, and Purchasers and WCS, on the other hand, shall each bear one-half of the cost and liability for, and pay one-half of, all sales, transfer, stamp, real property transfer or gains or similar Taxes incurred as a result of the sale of the LLC Interests and the WC Subsidiary Stock contemplated hereby. The foregoing notwithstanding, Sellers shall assume liability for and pay any and all Taxes resulting from (i) the distribution or other disposition of the Excluded Assets as contemplated by
Section 2.6 and (ii) the contribution of the Additional Assets to WCS as contemplated by Section 2.7.

         5.6.7. Miscellaneous.

                  (a) All payments made under Section 5.6 shall be treated as adjustments to the Purchase Price for Tax purposes.

                  (b) Except as expressly provided otherwise herein and except for the representations contained in Section 3.11 of this Agreement, this
Section 5.6 shall be the sole provision governing Tax matters and indemnities therefor under this Agreement.

                  (c) For purposes of this Section 5.6, all references to Sellers, Purchasers, WCS and their respective Affiliates include successors and assigns thereto.

                  (d) Neither WC nor any of the Sellers has made or shall make any election under Section 754 of the Code without the prior written consent of Platinum.

                  (e) The obligations of the parties hereunder shall survive the Closing and shall terminate as to any Taxes upon the expiration of the applicable statute of limitations with respect to the payment thereof, including all extensions thereof.

                  (f) WC shall treat WCS as a partnership in its reporting for federal income tax purposes from inception through and including the Closing Date.

                  (g) Neither WCS, any WC Subsidiary nor either Seller has made or shall make an election under Code Section 108(c) to exclude amounts from gross income with respect to any assets of WCS or a WC Subsidiary.

                  (h) the provisions of Article X of the WCS Limited Liability Company Agreement shall apply with respect to tax allocations for periods through the Closing Date.

         Section 5.7 Further Action. Each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

         Section 5.8 Notice of Breaches.

                  (a) Sellers shall promptly deliver to Purchasers written notice of any event or development that would (i) render any statement, representation or warranty of Sellers or WCS in this Agreement (including the Disclosure Schedule) inaccurate or incomplete in any material respect, or (ii) constitute or result in a breach by Sellers or WCS of, or a failure by Sellers or WCS to comply with, any agreement or covenant in this Agreement applicable to Sellers or WCS, as the case may be.

                  (b) Purchasers shall promptly deliver to Sellers written notice of any event or development that would (i) render any statement, representation or warranty of Platinum or Purchasers in this Agreement inaccurate or incomplete in any material respect, or (ii) constitute or result in a breach by Platinum or Purchasers of, or a failure by Platinum or Purchasers to comply with, any agreement or covenant in this Agreement applicable to Platinum or Purchasers.

                  (c) No disclosure under this Section 5.8 shall be deemed to avoid or cure any misrepresentation or breach of any party herein.

         Section 5.9 Removal of the Williams Marks. To the extent practicable, but in any event within one year after the Closing Date, Purchasers shall, or shall cause WCS to, cover or conceal all depictions of or references to any Williams Mark in any signage, advertising, or printed material used or distributed by WCS or Purchasers. Except as permitted by the immediately preceding sentence or by the Transition Services Agreement or the Intellectual Property License, from and after the Closing Date, neither WCS nor Purchasers shall publish any printed material depicting any of the Williams

Marks, or any variations thereof or any confusingly similar name or mark. Within five Business Days after Closing, Purchasers shall cause WCS to (a) change its name so that the word "Williams" no longer appears therein, and (b) file the appropriate documents with the Secretary of State of Delaware to effect such name change. Sellers hereby grant to Purchasers the right to use the William Marks, subject to the terms set forth above.

         Section 5.10. Indemnification.

                  (a) Each of Platinum and Purchasers agrees that for a period of at least six years from the Closing Date, it will not take any action to change, alter or diminish the rights to exculpation and indemnification by WCS now existing in favor of each present and former director, officer, employee, representative and agent of WCS (the "WCS Indemnified Parties") as provided in its Limited Liability Company Agreement in effect on the date hereof; provided that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims; and provided, further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the Laws of the State of Delaware and WCS's Limited Liability Company Agreement shall be made by independent counsel selected by WCS.

                  (b) The provisions of this Section 5.10 shall survive the Closing and shall be binding on all successors and assigns of WCS. All of the WCS Indemnified Parties (and their estates, heirs and personal representatives) shall be entitled to enforce this Section 5.10 against WCS, Platinum and Purchasers (to the extent of Purchasers' and Platinum's specific obligations pursuant to this Section 5.10) and their respective successors and assigns.

         Section 5.11 Platinum Guaranty of Purchasers' Obligations. Platinum hereby guarantees (i) the full and prompt payment and performance by Purchasers of all of their pre-Closing liabilities, obligations, commitments, responsibilities and duties under this Agreement through the Closing and (ii) Acquisition LLC's obligation's under the Note.

         Section 5.12 Processing of Claims Post Closing. If, after the Closing, WCS is required to address losses or claims arising or relating to actions, occurrences or operations prior to the Closing Date and which are covered by the insurance maintained by WC or its Affiliates prior to Closing with respect to WCS, upon reasonable notice thereof from WCS or Purchasers, WC will take such action as may be reasonably requested to assist WCS in obtaining coverage under such insurance and will cooperate with WCS and Purchasers in notifying the appropriate insurance carrier and in processing the appropriate claims under its insurance policies. Purchasers and Platinum agree that after the Closing Date, they will cause WCS to, subject to WC's commitment in the preceding sentence, WCS shall assume direct responsibility for the management and administration of its claims.

         Section 5.13 Replacement of Obligations. WC and/or it Affiliates are guarantors or indemnitors on certain performance, payment, maintenance, license and related bonds and sureties issued for the benefit of WCS in connection with its business and operations. Schedule 5.13 of the Disclosure Schedule lists the outstanding bonds as of January 24, 2001. Purchasers and Platinum will use their commercially reasonable efforts to either replace such bonds. or to release WC or its Affiliate as a guarantor, indemnitor or other obligor ("Guarantor") thereunder effective as of the Closing Date or as soon thereafter as practicable (but in no event more than 90 days following the Closing Date). Purchasers and Platinum, jointly and severally, agree to indemnify and hold WC harmless from any payment, cost, expense or loss it may incur as such Guarantor after Closing.

         Section 5.14 Financial Statements. Until the Note has been paid and satisfied in full, as soon as practicable after the end of each of the first three quarters of the fiscal year period and in any event within sixty (60) days thereafter, and after the end of each fiscal year and in any event within one-hundred twenty (120)days thereafter, Platinum shall furnish to Sellers the following financial information:

                           (i) financial statements as prepared by Platinum in
                  the ordinary course of business for WCS, Milgo, Synertech, Onpoint and Timplex, LLC, which statements shall be reviewed or audited at Platinum's sole option;

                           (ii) Platinum's internally prepared unaudited
                  combining income statements for the Platinum portfolio companies;

                           (iii) Platinum's internally prepared schedule of
                  outstanding indebtedness; and

                           (iv) Platinum's internally prepared estimate of the
                  fair market value of its portfolio.

The financial information provided shall also include the financial information provided to Platinum's banks for Platinum and its portfolio companies including audit of Platinum or any of its affiliates as prepared in connection therewith or in any event internally prepared financials to include balance sheet, income statement, cash flow and outstanding debt. Platinum shall also provide Sellers with opportunity to discuss Platinum's financial position.

Such financial statements shall be certified by the Chief Executive Officer of Platinum that they are true and correct and when taken together, present fairly the consolidated financial condition of Platinum and its subsidiaries.

         Section 5.15 Non-Assignable Software.

                  (a) The parties acknowledge and agree that certain Intellectual Property, including software, that is used in or related to the Business is currently owned or licensed by WC or an Affiliate of WC other than WCS or a WC Subsidiary. Attached hereto as Schedule 3.18 (Appendix 6) is a list of such Intellectual Property and software that has been identified by Sellers as of the date of this Agreement. Following the execution of this Agreement, Sellers and Purchasers shall each identify transition teams (the "IP Transition Teams") to work together to identify all of the Intellectual Property that is used in or related to the Business that is not currently owned by or licensed by WCS or a WC Subsidiary and shall supplement
Schedule 3.18 (Appendix 6) (in a written instrument signed by representatives of both IP Transition Teams) to list all such Intellectual Property. All such Intellectual Property whenever identified by the parties is referred to herein as the "IP Held by WC."

                  (b) The IP Transition Teams shall develop a transition strategy pursuant to which they will (i) identify all of the IP Held by WC, (ii) identify the legal limitations on the assignment of any IP Held by WC, (iii) identify the contractual limitations on the use of all IP Held by WC following the consummation of the transactions contemplated hereby without obtaining the consent of the licensor prior to the Closing Date, (iv) seek to obtain the consent of any licensors of IP Held by WC to the assignment thereof to WCS as of the Closing Date on commercially reasonable and customary terms reasonably acceptable to WC and to Purchasers, provided, however, that Purchaser's IP Transition Team shall have the right to review and approve the terms of any agreement with any licensor that would require any additional payments by WCS or any WC Subsidiary on or after the Closing Date, that will bind WCS to make payments under any maintenance or similar contract for a period of more than one year after the Closing Date or which is not on customary terms, (v) identify any IP Held by WC that Purchasers believe will not be required by WCS as of the Closing Date or thereafter or that Purchasers intend to replace with software or other intellectual property from other vendors and, in any such case, determine who shall pay for such software, and (v) develop a mutually acceptable transition plan to ensure that, as of the Closing Date, WCS and each WC Subsidiary will have the rights to use all required Intellectual Property to operate their respective businesses without limitation or restriction and without violating any law or the proprietary rights of any licensor of any Intellectual Property.

                  (c) To the extent that the IP Transition Teams determine that any IP Held by WC cannot be assigned to WCS on or prior to the Closing Date or that the use of such IP Held by WC from and after the Closing Date will violate any Law or the terms of any applicable license agreement, they shall determine, with the advice of legal counsel, whether the use of such IP Held by WC can be made available to WCS or any WC Subsidiary through the Transition Services Agreement without violating any Law or license agreement and, if it is determined that this can be done, the parties shall enter into an appropriate amendment to the Transition Services Agreement to so provide, with the understanding that such services shall not extend for more than 90 days without Purchasers' written consent. To the extent that the IP Transition Teams determine that any IP Held by WC cannot be assigned to WCS or any WC Subsidiary on or prior to the Closing Date and cannot be used or made available to WCS or any WC Subsidiary through the Transition Services Agreement without violating any Law or applicable license agreement, the parties shall determine whether other software can be licensed or otherwise acquired by WCS or such WC Subsidiary in lieu of such IP Held by WC and shall use commercially reasonable efforts, at WC's expense unless otherwise agreed by

Purchasers, to license or acquire such alternate software or other Intellectual Property for WCS or such WC Subsidiary.

                  (d) The parties acknowledge and agree that it is their intent to work together to ensure that WCS and the WC Subsidiaries (i) are not limited in their operations in any way due to the failure to assign or otherwise make available to WCS all IP Held by WC, (ii) are not required to violate any Law or license agreement as the result of using any IP Held by WC as of the Closing Date or thereafter, (iii) license or acquire, no later than 90 days after the Closing Date (or such longer period as Purchasers may agree in writing), in their own name and not through the Transition Services Agreement, the rights to all Intellectual Property used in or related to the Business or alternate software acceptable to Purchasers and (iv) any amounts required to be paid to achieve the foregoing objectives shall be paid by WC; provided, however, that Purchasers shall bear the costs and expenses of their own IP Transition Team; and provided further, that to the extent any IP Held by WC is made available by WC to WCS or any WC Subsidiary through the Transition Services Agreement, WC shall have the right to pass through to WCS or such WC Subsidiary any direct costs incurred after the Closing Date by WC (or any WC Affiliate other than WCS or any WC Subsidiary) in connection therewith.

         Section 5.16 Non-solicitation of Employees. Each of the Sellers hereto agrees that, after the Closing Date, without the prior written consent of WCS or except as specifically contemplated under Section 5.5(b), it will not (and will cause its Affiliates to not), for a period of one year from the date hereof, directly solicit for employment or employ any person who is now employed and continues to be employed by WCS, any Purchaser or Platinum; provided, however, that neither Seller nor any of their Affiliates shall be prohibited from employing any such person who contacts it on his or her own initiative and without any direct solicitation by either Seller or any of their Affiliates. Likewise, each of Platinum, the Purchasers and WCS agrees that, after the Closing Date, without the prior written consent of WC or except as specifically contemplated under Section 5.5(a), it will not (and will cause its Affiliates to not), for a period of one year from the date hereof, directly solicit for employment or employ any person who is now employed and continues to be employed by either Seller or any of its Affiliates; provided, however, that none of Platinum, the Purchasers, WCS nor any of their Affiliates shall be prohibited from employing any such person who contacts it on his or her own initiative and without any direct solicitation by Platinum, the Purchasers, WCS or any of such Affiliates.

         Section 5.17 NNI. It is understood and agreed that NNI (i) will transfer all of its LLC Interests effective prior to the Closing to WC and WLNI,
(ii) shall thereafter have no further obligation, duty, liability or commitment to WCS as a member thereof and (iii) has no rights or interests in the Purchase Price or other rights or interests of the Sellers hereunder. It is specifically understood and agreed that NNI shall have no liability with respect to any of the representations, warranties, covenants or commitments of the Sellers under this Agreement, including, without limitation, any liability under Section 5.6 or Article VII hereof. Each party hereto agrees to provide, and to use its commercially reasonable efforts to cause any of its Affiliates to provide, any releases, waivers, certificates or other documentation to this effect which NNI may reasonably request or require in connection with the transfer of its LLC Interests pursuant to the Nortel Agreement.

         Section 5.18 Intersys Cash. WC shall take such actions as are reasonably required to ensure that the balance sheet of Intersys as of the Closing Date shall reflect book cash in the amount of not less than $2,500,000.

         Section 5.19 Intersys Schedules and Data Review. It is acknowledged that certain of the materials, data and other information which would normally have been available for inspection and review by the Purchasers and/or included in the Schedules hereto or to the agreement covering the sale of the Intersys stock in substantially the form attached hereto as Exhibit B (the "Intersys Purchase Agreement") to Purchasers have not been provided to Purchasers or listed on such schedules due to the press of time and other reasons beyond the reasonable control of the parties hereto. Sellers agree that they will use their commercially reasonable efforts to cause Intersys as promptly as practical after the date hereof to compile all such materials for inspection by Purchasers and Platinum and to add the information that would normally have been included in the schedules hereto or to the Intersys Purchase Agreement. Within seven (7) days after the later of receipt of such supplemented schedules and the day that Purchasers have been given access to such materials, Purchasers may determine not to consummate the transaction contemplated by the Intersys Purchase Agreement if they determine, in their good faith reasonable judgment, that the materials reviewed or matters described in the Schedules disclose any materially adverse information about Intersys, its assets, operations or financial condition which was not known by Purchasers at the date of this Agreement and which represents or creates a Material Adverse Effect. Any such right to terminate shall be exercised by notice in writing to WC. The exercise of such right shall not affect the obligation of Purchasers to purchase the LLC Interests pursuant hereto or to consummate any of the other transactions contemplated hereby.

         Section 5.20 Employees of Canadian Professional Services Business. If a minimum of 75% of the persons listed on Schedule 4.1(d) of the agreement to purchase Canadian Professional Services Business Purchase Agreement do not accept the offer of employment extended by WCS or Purchasers is not met, it is acknowledged that the Canadian Professional Services Business Purchase Agreement may be terminated under its terms but any such termination shall not affect the obligation of Purchasers to purchase the LLC Interests pursuant hereto or to consummate any of the other transactions contemplated hereby. Platinum and Purchasers agree that the offers of employment extended to the persons listed on said Schedule shall be on terms which shall be substantially the same as those under which such persons are employed or engaged by the Canadian Subsidiary at the date such offers of employment are extended.

         Section 5.21 Union Contracts. It is acknowledged that certain of the Dedicated Employees are employed by one or more WC Affiliates and are subject to certain collective bargaining agreements with IBEW Locals 3 and 25. It is also acknowledged that contract provisions, rules, Laws or regulations may require action to be taken to effect the continuation of the employment of such Dedicated Employees for the benefit of the Business. The parties agree to investigate such provisions, rules, Laws and regulations and to work with the various persons of authority involved to develop a strategy or plan of action to effect the continuation of the employment of such Dedicated Employees with a minimal cost and negative impact on the business, operations or assets of WCS. The parties shall cooperate with one another to take such actions as they mutually agree shall or is reasonably anticipated to effect such results, which actions may include the acquisition by Purchasers, or either of them, of the WC Affiliate which is the current employer of any of such persons or the transfer of the rights and obligations under the applicable labor union contract to WCS or a Affiliate of WCS. WC shall indemnify and hold Purchasers and WCS harmless from any loss, liability, cost or expense which they may incur in taking any such actions.

         Section 5.22 SBC Alliance. WC is a party to that certain Master Alliance Agreement dated February 8, 1999 with SBC Communications, Inc. ("SBC") through which the parties thereto intend to collaborate regarding their deployment of modern, high-speed, sophisticated telecommunications capabilities through the cooperative development of services and facilities. The Sellers, Purchasers, WCS and Platinum will use their best reasonable efforts to cooperate with one another and to take such actions as may be necessary or appropriate to obtain from SBC any consent to the sale of the LLC Interests to Purchasers that may be required or advisable under such Master Alliance Agreement and to take such other actions as WC may reasonably request in order to avoid or prevent any termination of such agreement. WC agrees to indemnify and hold Purchasers and WCS harmless from any termination costs, fees, penalties or other amounts that may become payable by WCS in connection with a termination or attempted termination of such agreement by reason of the consummation of the transactions contemplated hereby.

         Section 5.23 Assets Transition Teams.

                  (a) The parties acknowledge and agree that the Business is currently conducted by employees of WCS, employees of the WC Subsidiaries, Dedicated Employees and Shared Employees who use a wide range of assets in the conduct of the Business, including furniture, equipment, supplies and other assets some of which may be located in facilities that are shared with employees of WC or an Affiliate of WC whose employment responsibilities are not related to the Business or are only partially related to the Business. In connection with the sale of WC and the WC Subsidiaries as contemplated hereby, the parties intend that, upon the consummation of such sale, WCS or a WC Subsidiary will hold legal title to all assets (other than leased assets) used in the Business as conducted on the Closing Date, whether such assets were used by Dedicated Employees, Selected Shared Employees, employees of WCS or employees of any WC Subsidiary prior to the Closing Date, and that WCS or a WC Subsidiary will be the party legally obligated under all leases for any leased assets used in the Business as conducted on the Closing Date. The parties also acknowledge that there may be assets reflected on the Balance Sheet, or leased assets as to which WCS or a WC Subsidiary is legally bound under a lease, that cannot be located or made available to WCS or such WC Subsidiary as of the Closing Date for one or more reasons but that the parties have not had an opportunity to identify with precision prior to the date hereof (the "Missing Assets").

                  (b) Promptly following the execution of this Agreement, Sellers and Purchasers shall each identify transition teams (the "Assets Transition Teams") to work together to identify with precision those assets that are owned or leased by WC or an Affiliate of WC (other than WCS or a WC Subsidiary) that are used by Potential Employees in the Business (the "Assets to be Contributed to WC") and any Missing Assets.

                  (c) No later than ten Business Days prior to the anticipated Closing Date, the Asset Transition Teams shall present to WC and Platinum a detailed report, listing any Assets to be Contributed to WCS that they have identified and listing any Missing Assets that they have identified, which report shall indicate any areas of disagreement between the two Assets Transition Teams. To the extent the two Assets Transition Teams concur in such report, the parties hereto shall prepare and execute an amendment to this Agreement providing for the contribution to WCS or a WC Subsidiary of any Assets to be Contributed to WCS and shall provide for an equitable arrangement to take into account any Missing Assets identified by the Assets Transition Teams. Any disputes between the Asset Transition Teams shall be resolved by referral to the Independent Auditor.

                  (d) If, at any time after the Closing Date, WC or an Affiliate of WC identifies any assets in its possession or control that should have been treated as "Assets to be Contributed to WC" but which were not identified as such prior to the Closing, WC or such WC Subsidiary shall transfer such assets to WCS (or such WC Subsidiary as WCS may direct) without consideration. (Similarly, if, at any time after the Closing Date, WCS or any WC Subsidiary identifies any assets in its possession or control that belong to WC or a WCS Subsidiary, WCS or such WC Subsidiary shall transfer such assets to WC (or such Affiliate of WC as WC may direct) without consideration.

         5.24 Unisys Agreement. WCS is a party to an agreement with Unisys pursuant to which WCS must contract with Unisys for at least $6 million in services over a period of three years, including services provided to WC and Affiliates of WC. The parties shall obtain the requisite consents from Unisys to permit both WCS and WC and its Affiliates to use services under this Agreement after the Closing Date. To the extent the aggregate services used by WCS, WC and Affiliates of WC under the Unisys agreement during its three year term are less than the required $6 million, WCS shall contribute to the amount owed to Unisys an amount equal to $2 million minus the amount of services used by WCS and the WC Subsidiaries under the agreement and WC shall contribute an amount equal to $4 million minus the amount of services used by WC and WC Affiliates (other than WSC or any WC Subsidiary) under the agreement.

                                   ARTICLE VI
                              CONDITIONS TO CLOSING

         Section 6.1. Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

                  (a) Representations and Warranties; Covenants. The representations and warranties of Platinum and Purchasers contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date which are true and correct in all material respects as of such date. The covenants contained in this Agreement to be complied with by Platinum and Purchasers on or before the Closing shall have been complied with in all material respects, and Sellers shall have received a certificate of Platinum to such effect signed by a duly authorized officer thereof.

                  (b) Approvals. Any required consent, approval or waiting period (and any extension thereof) applicable to the purchase of the LLC Interests contemplated hereby shall have been received, expired or shall have been terminated, as appropriate, including without limitation those filings made under the HSR Act.

                  (c) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the parties hereto shall use their reasonable efforts to have any such order or injunction vacated.

                  (d) The Excluded Assets and the Additional Assets. All actions shall have been taken to (i) distribute or transfer to WC (or otherwise dispose of, at no cost or expense to WCS) all of the Excluded Assets as contemplated by
Section 2.6 and (ii) contribute to WCS the Additional Assets (as no cost or expense to WCS)

                  (e) Execution of the Ancillary Agreements. Sellers shall have received (i) a transition services agreement duly executed by WCS and Purchasers, in substantially the form of Exhibit G hereto (the "Transition Services Agreement"), (ii) a receivables collection agreement duly executed by WCS and Purchasers, in substantially the form of Exhibit H hereto (the " Collection Agreement"), and (iii) the Intellectual Property License duly executed by WCS (the Transition Services Agreement, the Receivables Collection Agreement and the Intellectual Property License referred to collectively as the "Ancillary Agreements").

                  (f) Sale of Intersys. All of the conditions to the consummation of the sale of the stock of Intersys to Acquisition LLC pursuant to the Sale and Purchase Agreement attached hereto as Exhibit B shall have been satisfied unless Purchasers have elected not to proceed with the consummation of such transaction pursuant to Section 5.19.

                  (g) Sale of DC2I. All of the conditions to the consummation of the sale of the outstanding capital stock of DC2I to Acquisition LLC pursuant to the Sale and Purchase Agreement attached hereto as Exhibit C shall have been satisfied unless Purchasers have elected not to proceed with the consummation of such transaction pursuant to Section 5.20.

                  (h) Sale of the Canadian Professional Services Business. All of the conditions to the consummation of the sale of the Canadian Professional Services Division to Milgo Canada pursuant to the Sale and Purchase Agreement attached hereto as Exhibit D shall have been satisfied or such contract shall have terminated as contemplated by Section 5.20.

                  (i) Platinum Guaranty. Platinum shall have delivered to WC a guaranty of the Note in the form attached hereto as Exhibit I.

                  (j) Consummation of Transactions Under Nortel Agreement. Sellers shall have consummated the transactions contemplated by the Nortel Agreement and shall own the LLC Interests in the percentages set forth in the recitals to this Agreement.

         Section 6.2 Conditions to Obligations of Platinum and Purchasers. The obligations of Platinum and Purchasers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

                  (a) Representations and Warranties; Covenants. The representations and warranties of Sellers and WCS contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date which shall be true and correct in all material respects as of such date. The covenants contained in this Agreement to be complied with by Sellers or WCS on or before the Closing shall have been complied with in all material respects, and Purchasers shall have received certificates from Sellers to such effect signed by a duly authorized officer thereof.

                  (b) Approvals. Any required authorization, consent, order, approval or waiting period (and any extension thereof) applicable to the purchase of the LLC Interests contemplated hereby shall have been received, expired or shall have been terminated, as appropriate, including without limitation those filings made under the HSR Act and any consents relating to any Material Contract or Permit.
 .
                  (c) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the parties hereto shall use their reasonable efforts to have any such order or injunction vacated.

                  (d) The Excluded Assets and the Additional Assets. All actions shall have been taken to (i) distribute or transfer to WC (or otherwise dispose of, at no cost or expense to WCS) all of the Excluded Assets as contemplated by
Section 2.6 and (ii) contribute to WCS the Additional Assets (at no cost or expense to WCS).

                  (e) Ancillary Agreements. Purchasers shall have received each of the Ancillary Agreements duly executed by Sellers (to the extent that they are parties thereto).

                  (f) Sale of Intersys. All of the conditions to the consummation of the sale of the stock of Intersys to Acquisition LLC pursuant to the Sale and Purchase Agreement attached hereto as Exhibit B shall have been satisfied unless purchaser has elected not to proceed with the consummation of such transaction pursuant to Section 5.19

                  (h) Sale of DC2I. All of the conditions to the consummation of the sale of the outstanding capital stock of DC2I to Acquisition LLC pursuant to the Sale and Purchase Agreement attached hereto as Exhibit C shall have been satisfied

                  (i) Sale of the Canadian Professional Services Business. All of the conditions to the consummation of the sale of the Canadian Professional Services to Milgo Canada pursuant to the Sale and Purchase Agreement attached hereto as Exhibit D shall have been satisfied unless purchaser has elected not to proceed with the consummation of such transaction pursuant to Section 5.20.

                  (j) Resignations of Representatives and Officers. Purchasers shall have received the resignations, effective as of the Closing Date, of each managing representative and officer of WCS or a WC Subsidiary (other than those which Purchasers notify WC prior to the Closing are not required).

                  (k) Termination of Credit Agreement as to WCS. All obligations of WCS and each WC Subsidiary under that certain $1,050,000,000 Credit Agreement between Williams Communications Group, Inc. and Bank of America, N.A. dated September 8, 1999 (the "Senior Credit Agreement") and any related guarantees shall have been terminated and all liens and security interests thereunder with respect to the assets of WCS and each WC Subsidiary shall have been released (and all necessary documentation and termination statements to effect such release shall have been delivered to Purchasers). Without limiting the generality of the foregoing, Sellers shall have delivered certificates of title with respect to all assets as to which title is certificated (e.g., automobiles and other rolling stock) to Platinum.

                  (l) Termination of Promissory Note. The Promissory Note dated September 8, 1999 made by WCS payable to WC and any other indebtedness for borrowed money owed by WCS to WC shall be satisfied.

                  (m) Consummation of Transactions Under Nortel Agreement. Sellers shall have consummated the transactions contemplated by the Nortel Agreement and shall own the LLC Interests in the percentages set forth in the recitals to this Agreement.


                                   ARTICLE VII
                                 INDEMNIFICATION

         Section 7.1. Survival. Subject to Section 7.2 and except as otherwise provided in Section 5.6.7(e), the representations, warranties, covenants and agreements contained in this Agreement, any Ancillary Agreement or any schedule, certificate, document or statement delivered hereto or thereto shall survive the Closing. Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement, any Ancillary Agreement or any schedule, certificate, document or statement delivered hereto or thereto and the related indemnity obligations set forth in Section 7.2 shall terminate on, and no claim or action with respect thereto may be brought after, the expiration of eighteen months from the Closing Date, except that (i) the representations and warranties with respect to Sellers' title to the LLC Interests set forth in
Section 3.3 and the representations and warranties relating to Taxes contained in Section 3.11 shall survive until the expiration of the applicable statute of limitations, including any extension thereof. The expiration of any representation and warranty shall not affect any claim made prior to the date of such expiration, but shall extinguish a party's rights under claims not made prior to such date.

         Section 7.2. Indemnification.

                  (a) From and after the Closing Date, WC shall indemnify, defend, and hold Purchasers, Purchasers' Representatives and Purchasers' Affiliates, and each of such Affiliates' Representatives and Affiliates, (collectively, the "Purchaser Indemnitees") harmless from and against, and shall reimburse them for, any and all demands, claims, losses, liabilities, damages, costs, and expenses whatsoever (including without limitation, any fines, penalties, reasonable fees and disbursements of counsel incurred in investigating or defending any of the foregoing, and other reasonable expenses incurred investigating or defending any of the foregoing or enforcing this Agreement) (individually a "Loss" and collectively "Losses") sustained or incurred by a Purchaser Indemnitee resulting or arising from (i) any inaccuracy in or breach of any of Sellers' respective representations and warranties set forth in this Agreement or in any agreement contemplated hereby or executed in connection herewith, or in any Schedule or Exhibit hereto or thereto, or in any certificate or other instrument delivered or to be delivered by or on behalf of a Seller pursuant hereto or thereto, (ii) any breach of any covenant, obligation or agreement of Sellers contained in this Agreement or in any agreement contemplated hereby or executed in connection herewith, or in any Schedule or Exhibit hereto or thereto, or in any certificate or other instrument delivered or to be delivered by or on behalf of a Seller pursuant hereto or thereto, (iii) any liabilities and obligations related to the Excluded Assets, or (iv) any liabilities and obligations under any stock option plan in which Employees participate.

                  (b) From and after the Closing Date, Purchasers and WCS shall indemnify, defend, and hold Sellers and Sellers' Representatives and Affiliates, and each of Sellers' Affiliates' Representatives and Affiliates (collectively, the "Seller Indemnitees") harmless from and against, and shall reimburse them for, any and all Losses sustained or incurred by a Seller Indemnitee resulting or arising from (i) any inaccuracy in or breach of any of a Purchaser's or Platinum's respective representations or warranties set forth in this Agreement or in any agreement contemplated hereby or executed in connection herewith, or in any Schedule or Exhibit hereto or thereto, or in any certificate or other instrument delivered or to be delivered by or on behalf of Purchasers pursuant hereto or thereto, or (ii) any breach of any covenant, obligation or agreement of Purchasers or Platinum contained in this or in any agreement contemplated hereby or executed in connection herewith, or in any Schedule or Exhibit hereto or thereto, or in any certificate or other instrument delivered or to be delivered by or on behalf of Purchasers or Platinumpursuant hereto or thereto.

                  (c) Losses shall be computed net of payments received by the Indemnified Party under any insurance policy or collected from third parties with respect to such Losses. All Losses paid pursuant to this Section 7 by one party to another party shall be treated by such parties as an adjustment to the Purchase Price. If, contrary to the intent of the parties as expressed in the preceding sentence, any such payment is treated as taxable income of the recipient, then the payor shall indemnify and hold harmless the recipient from any liability for Taxes attributable to the receipt of such payment.

                  (d) The party making a claim under this Section 7 is referred to as the "Indemnified Party" and the party against whom such claims are asserted under this Section 7 is referred to as the "Indemnifying Party". All claims by any Indemnified Party under this Section 7 shall be asserted and resolved as follows:

                           (i) in the event that any claim or demand for which
                  an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand, specifying the nature of the specific basis for such claim or demand, and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand; the "Claim Notice"); provided, however, that any failure to give such Claim Notice will not be deemed a waiver of any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced by such failure. At the request of any Indemnifying Party, the Indemnified Party shall cooperate with the Indemnifying Party to make claims under any insurance policies which may partially or wholly reimburse the Indemnified or Indemnifying Party for any Losses resulting from the claims or demands specified in the Claim Notice and to make claims against any third parties which may be wholly or partially responsible for such Losses, and use reasonable efforts to collect under such insurance policies or from such third parties. The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel (who shall be reasonably acceptable to the Indemnified Party) to represent the Indemnified Party and shall pay the fees and disbursements of such counsel with regard thereto; provided, however, that any Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party designating such counsel, to retain counsel, whose fees and expenses shall be at the expense of the Indemnifying Party, to file any motion, answer or other pleading and take such other action which it reasonably shall deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. After the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (x) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (y) the named parties of any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not, in connection with any proceedings or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one such firm for the Indemnified Party (except to the extent the Indemnified Party retained counsel to protect its (or the Indemnifying Party's) rights prior to the selection of counsel by the Indemnifying Party). If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends. A claim or demand may not be settled by the Indemnifying Party without the prior written consent of the Indemnified Party unless, as part of such settlement, the Indemnified Party shall receive a full and unconditional release reasonably satisfactory to the Indemnified Party;

                           (ii) so long as any right to indemnification exists
                  pursuant to this Section 7, the affected parties each agree to retain all books and records related to the Claim Notice. In each instance, the Indemnified Party shall have the right (subject to the attorney/client privilege) to be kept fully informed by the Indemnifying Party and its legal counsel with respect to any legal proceedings. Any information or documents made available to any party hereunder and designated as confidential by the party providing such information or documents and which is not otherwise generally available to the public and not already within the knowledge of the party to whom the information is provided (unless otherwise covered by the confidentiality provisions of any other agreement among the parties hereto, or any of them), and except as may be required by applicable law, shall not be disclosed to any third Person (except for the representatives of the party being provided with the information, in which event the party being provided with the information shall request its representatives not to disclose any such information which is otherwise required hereunder to be kept confidential).

                  (e) Anything contained in this Agreement to the contrary (other than Section 7.3 below) notwithstanding, (i) Sellers shall not be liable for any amounts for which either Purchaser is entitled to indemnification under
Section 7.2(a)(i) above unless and until the aggregate amount for which Purchasers are entitled to indemnification from Sellers hereunder and under the WC Subsidiary Sale Agreements exceeds the threshold amount of $2,000,000 (the "Threshold"), at which time Sellers shall be liable for all amounts for which the Purchaser Indemnitees are entitled to indemnification in excess of such $2,000,000, and (ii) neither Sellers, on the one hand, nor Purchasers or WCS, on the other hand, shall be required to make indemnification payments pursuant to this Section 7.2 and under the indemnification provisions of the WC Subsidiary Sale Agreements that exceed in the aggregate for Sellers, on the one hand, or Purchasers and WCS, on the other hand, the Closing Payment; provided, however, that any amounts for which either Seller would otherwise be liable under this
Section 7.2 and under the indemnification provisions of the WC Subsidiary Sale Agreements but for the limitation set forth in this item (ii) may be offset against amounts, if any, then due to such Seller under the Note issued to it pursuant to Section 2.2(b). In determining whether the foregoing Threshold amount has been exceeded and in otherwise determining the amount to which an Indemnified Party is entitled to assert a claim for indemnification pursuant to this Section 7.2, only actual, and not consequential or other special losses, shall be indemnifiable.

         Section 7.3. Tax Matters. Anything in this Article VII to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed by Section 5.6.


                                  ARTICLE VIII
                             TERMINATION AND WAIVER

         Section 8.1. Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by the mutual written consent of Sellers and Purchasers;

                  (b) by Purchasers, if any of the conditions set forth in
Section 6.2 are not satisfied on or prior to, or, in the reasonable, good faith determination of Purchasers, not capable of being satisfied on or prior to, March 31, 2001, and shall not have been waived by Purchasers;

                  (c) by Sellers, if any of the conditions set forth in Section
6.1 are not satisfied on or prior to, or, in the reasonable, good faith determination of Sellers, not capable of being satisfied on or prior to, March 31, 2001, and shall not have been waived by Sellers;

                  (d) by either party if the other party fails to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within 20 Business Days of the date hereof or to supply promptly any additional information and documentary material that may be requested after such initial filing;

                  (e) by any party if the Closing has not taken place by March 31, 2001; provided, however, that the party seeking termination pursuant to clause (b), (c), (d) or (e) is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

         Section 8.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 5.3, Section 7.2, Section 9.1 and Section 9.3, and nothing herein shall relieve either party from liability for any willful breach hereof.

         Section 8.3. Waiver. At any time prior to the Closing, any party may
(a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.


                                   ARTICLE IX
                                  MISCELLANEOUS

         Section 9.1. Expenses. Except as otherwise may be agreed in writing or as otherwise expressly provided in this Agreement or any Ancillary Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such costs and expenses, with the understanding that the legal fees and expenses and other costs and expenses incurred by Sellers, WCS and the WC

Subsidiaries are expenses of, and shall be paid by Sellers and not by WCS or any WC Subsidiary.

         Section 9.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made when delivered personally or three Business Days after having been sent by registered or certified mail, postage prepaid, return receipt requested, or one Business Day after having been sent by facsimile transmission or by Federal Express or other comparable nationally recognized overnight courier service (receipt requested), to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

         If to WC or
         WLNI to:                   Williams Communications, LLC
                                    One Williams Center
                                    Tulsa, Oklahoma 74172
                                    Attn:  James W. Dutton
                                    Fax:  (918) 573-6216

         With copies to:            P. David Newsome, Jr., General Counsel
                                    Williams Communications Group, Inc.
                                    One Williams Center, Suite 4100
                                    Tulsa, Oklahoma 74172
                                    Fax:  (918) 573-3005

                                    Lynnwood R. Moore, Jr., Esq.
                                    Conner & Winters, A Professional Corporation
                                    3700 First Place Tower
                                    15 East 5th Street
                                    Tulsa, Oklahoma  74103
                                    Fax:  (918) 586-8548

WLNI
         If to Platinum or
         Purchasers to:             Platinum Equity, LLC
                                    2049 Century Park East, Suite 2700
                                    Los Angeles, California 90067
                                    Attn:  Eva M. Kalawski, Esq.
                                    Facsimile:  (310) 712-1863

         With a copy to:            James W. Loss, Esq.
                                    Riordan & McKinzie
                                    600 Anton Boulevard, 18th Floor
                                    Costa Mesa, California  92626
                                    Fax:  (714) 549-3244

         Section 9.3. Public Announcements. Except as required by law, rules or regulations of any exchange or Governmental Entity, from the date hereof through the Closing Date, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

         Section 9.4. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 9.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         Section 9.6. Entire Agreement. This Agreement (including the Exhibits, the Disclosure Schedule, and the other documents and instruments referred to herein) constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

         Section 9.7. Assignment. Neither this Agreement nor any of the parties' rights, interests or obligations hereunder shall be assignable by operation of law or otherwise by either party hereto without the prior written consent of the other parties hereto, which consent may not be unreasonably withheld; provided, however, that the rights, interests and obligations of Purchasers hereunder may be assigned to any Affiliate of Platinum, whether before the Closing or thereafter, without Sellers' consent. Any attempted assignment of this Agreement in breach of this provision shall be void and of no effect.

         Section 9.8. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors or assigns, any legal or equitable right, benefit or remedy or any nature whatsoever under or by reason of this Agreement, including without limitation any rights of employment; provided, however, that the provisions of
Section 5.10 shall inure to the benefit of the WCS Indemnified Parties and shall be binding upon all successors and assigns of WCS and shall be enforceable by the WCS Indemnified Parties after the Closing Date.

         Section 9.9. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the parties hereto.

         Section 9.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Oklahoma, applicable to contracts executed in and to be performed entirely within that state.

         Section 9.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         Section 9.12 Facsimile Signatures. This Agreement, any Ancillary Agreement and any other document or agreement executed in connection herewith (other than any document for which an originally executed signature page is required by law) may be executed by delivery of a facsimile copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page. In the event any party delivers a facsimile copy of a signature page to this Agreement, any Ancillary Agreement or any other document or agreement executed in connection herewith, such party shall deliver an originally executed signature page within three Business Days of delivering such facsimile signature page or at any time thereafter upon request; provided, however, that the failure to deliver any such originally executed signature page shall not affect the validity of the signature page delivered by facsimile, which has and shall continue to have the same force and effect as the originally executed signature page.

         Section 9.13. No Presumption. With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted and if at any time the parties hereto desire or are requested to interpret or construe any such term or condition or any agreement on instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

      [Remainder of Page Intentionally Left Blank - Signature Page Follows]

                 [Signature Page to Sale and Purchase Agreement]

         IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of each of the parties hereto as of the date first above written.


WILLIAMS COMMUNICATIONS, LLC                     PLATINUM EQUITY, LLC


By:                                              By:
    ----------------------------------              ----------------------------
Name:                                            Name:
     ---------------------------------                --------------------------

Title:                                           Title:
      --------------------------------                 -------------------------

WILLIAMS LEARNING NETWORK, INC.                  WCS ACQUISITION LLC


By:                                              By:
    ----------------------------------              ----------------------------
Name:                                            Name:
     ---------------------------------                --------------------------

Title:                                           Title:
      --------------------------------                 -------------------------


WILLIAMS COMMUNICATIONS                          WCS ACQUISITION CORPORATION
SOLUTIONS, LLC

By:                                              By:
    ----------------------------------              ----------------------------
Name:                                            Name:
     ---------------------------------                --------------------------

Title:                                           Title:
      --------------------------------                 -------------------------

                             EXHIBITS AND SCHEDULES

EXHIBITS:

Exhibit A        Nortel Agreement
Exhibit B        Form of Sale and Purchase Agreement for Intersys Stock
Exhibit C        Form of Sale and Purchase Agreement for DC2I Stock
Exhibit D        Form of Sale and Purchase Agreement for Canadian Professional
                 Services Business
Exhibit E        Form of Cross License Agreement (Intellectual Property License)
Exhibit F        Form of Promissory Note
Exhibit G        Form of Transition Services Agreement
Exhibit H        Form of Collection Agreement
Exhibit I        Guaranty

SCHEDULES:

Schedule 2.5     Determination of Net Working Capital
Schedule 2.7(b)  Intellectual Property to be Transferred to WCS
Schedule 3.5     Conflicts
Schedule 3.6     Consents and Approvals
Schedule 3.7     Financial Statements
Schedule 3.8     Absence of Changes
Schedule 3.9     Material Contracts
Schedule 3.10    Litigation
Schedule 3.11    Taxes
Schedule 3.12    Licenses, Permits and Authorizations
Schedule 3.13    Employees and Employment Benefit Matters
Schedule 3.20    Disputes with Customers and Supplier
Schedule 3.15    Leases
Schedule 3.16    Insurance
Schedule 3.17    Legal Compliance
Schedule 3.18    Intellectual Property
Schedule 5.1     Conduct of Business
Schedule 5.2     Pre-Closing Transactional Authority
Schedule 5.5(a)  Severance Plan of WCS
Schedule 5.5(b)  Non-Transferred Employees
Schedule 5.5(c)  Retention Agreements
Schedule 5.13    Outstanding Bonds
Schedule 5.15    Non-Assignable Third Party IP